UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024 Benchmark Proxy Statement Benchmark.

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, Arizona 85288

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 22, 2024

Date: Wednesday, May 22, 2024 Time: 8:00 a.m. local time Location: Benchmark Electronics, Inc. 56 South Rockford Drive Tempe, Arizona 85288

AGENDA:

1.
to elect nine directors to serve on the Company's Board of Directors until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified;
2.
to approve the advisory resolution approving the compensation of the Company’s named executive officers;
3.
to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
4.
to transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

Shareholders of record of Benchmark Electronics, Inc. (the “Company”) at the close of business on April 5, 2024 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Stephen J. Beaver

Stephen J. Beaver
Secretary

Tempe, Arizona

April 11, 2024

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the meeting, please act promptly to vote your shares. You may vote in person or by using a proxy as follows:

By internet:	By Telephone:	By Mail:

Go to www.investorelections.com/BHE.

Please have the Notice of Internet Availability of

Proxy Materials (the “Notice”) we sent to you

in hand because it has your personal control

number(s) needed for your vote.

	Call 1-866-648-8133 on a touch-tone phone. Please have the Notice we sent to you in hand because it has your personal control number(s) needed for your vote.	Please request written materials as provided in the Notice; then complete, sign and date the proxy card and return it to the address indicated thereon.

Your proxy is revocable at any time before it is voted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE
HELD ON MAY 22, 2024:

THE PROXY MATERIALS FOR THE ANNUAL MEETING, INCLUDING THIS PROXY STATEMENT AND THE COMPANY’S 2023 ANNUAL
REPORT TO SHAREHOLDERS, ARE AVAILABLE AT WWW.BENCH.COM UNDER “INVESTORS” OR AS PROVIDED IN THE NOTICE.

i Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, AZ 85288

(623) 300-7000

April 11, 2024

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 22, 2024

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s 2024 annual meeting of shareholders to be held at the Company’s headquarters at 56 South Rockford Drive, Tempe, AZ 85288 on Wednesday, May 22, 2024 beginning at 8:00 a.m. local (Arizona) time, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2023 Annual Report to Shareholders available to shareholders electronically on the Internet. On or about April 11, 2024, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders with instructions on how to access the proxy materials online or request a printed copy of the materials. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Meeting.

Proxies

Proxies properly submitted by internet, telephone or otherwise properly executed and received by the Company before or at the Meeting and not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly submitted and received by the Company and not revoked will be voted:

•
FOR the election of all nominees for director named herein to serve on the Board until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified;
•
FOR the advisory resolution approving the compensation of the Company's named executive officers (“Say-on-Pay”) as disclosed in this Proxy Statement; and
•
FOR the ratification of the appointment of KPMG LLP ("KPMG") as the independent registered public accounting firm of the Company for the year ending December 31, 2024.

The proxy also confers on the persons named therein discretionary authority to vote with respect to any other matter that properly comes before the Meeting.

Proxies may be revoked by written notice received by the Company’s Secretary at any time before they are voted at the Meeting by delivering a signed notice of revocation to the Secretary, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Shareholders Entitled to Vote

Shareholders of record at the close of business on April 5, 2024 (“Record Date”) are entitled to notice of and to vote at the Meeting. As of April 5, 2024, there were 36,042,573 shares of common stock, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting. However, shares held at your broker, bank or other nominee for which you do not submit voting instructions will not be voted and will be deemed not entitled to vote with regard to certain proposals as discussed under “How to Vote If You Hold Your Shares in ‘Street Name’” below.

1 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

INTRODUCTION

How to Vote If You Are a Registered Holder of Common Stock

If you are a registered holder of shares, you may vote them either by proxy as set forth in the Notice and/or proxy card in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf.

Attending the Meeting

Only holders of our Common Shares as of the close of business on the Record Date, which was April 5, 2024, or their duly appointed proxies, may attend the Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the Notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of the Record Date in order to be admitted to the Meeting. All attendees must bring a government-issued photo ID to gain admission to the Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

How to Vote If You Hold Your Shares in “Street Name”

Most shareholders do not have their shares registered directly with the Company in their name; instead, their shares are held in their brokerage account or by a bank or other custodian who votes the shares according to the instructions submitted to them by the beneficial owner of the shares. If you do not submit voting instructions to your broker, bank or other nominee, they will not be permitted to vote your shares on any proposal, unless the proposal constitutes a “discretionary” item and your broker, bank or other nominee is a member of the New York Stock Exchange (“NYSE”) and permitted by NYSE rules to vote on “discretionary” items, such as the ratification of the Company’s independent registered public accounting firm. The election of directors and the Say-on-Pay vote are “nondiscretionary” items. Without your instructions, your shares may be represented at the Meeting, but as to nondiscretionary items, they may not be voted, resulting in “broker non-votes” on those items. Because they cannot be voted on those matters, they are not deemed to be “entitled to vote” on those matters and will not be included in the calculation of voting results for those matters (neither in the numerator nor the denominator).

Accordingly, we urge you to promptly give instructions to your broker, bank or other nominee to vote FOR each of Proposal 1, Proposal 2 and Proposal 3 in this Proxy Statement by using the voting instruction card provided to you by your broker, bank or other nominee. Please note that if you intend to vote your street name shares in person at the Meeting, you must obtain a “legal proxy” from your broker, bank or other nominee and present it at the Meeting.

Quorum, Voting Requirements and Other Matters

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum for the conduct of business. Common Shares represented by a proxy that is properly submitted by internet or telephone, or otherwise properly completed, signed and returned, will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as withholding authority, casting a vote or abstaining or lacks instructions as to any “discretionary” item.

The following table describes the voting requirement for each proposal (assuming a quorum is present):

Proposal 1: Election of Directors

Each of the nine nominees for director will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention with respect to the election of a particular director nominee will have the effect of a vote against the election of that director nominee. Broker non-votes will have no effect on the outcome of the proposal.

Proposal 2: Say-on-Pay Advisory Vote

The proposal requires the approval of the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal requires the approval of the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention will have the effect of a vote against the proposal. No broker non-votes are expected in connection with the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

2 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

INTRODUCTION

The Board is not aware of any matters to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

Voting Results

The preliminary voting results may be announced at the Meeting. The final voting results will be announced in a Current Report on Form 8-K filed with the SEC within four business days after the Meeting.

3 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company nominated by the Board. Each nominee was proposed to the Board for election by its Nominating, Sustainability and Governance Committee, and the Board determined to nominate these candidates for election by the shareholders at the Meeting. The Board has reviewed the qualifications of each nominee and has determined that, other than Mr. Benck, each satisfies the (i) independence standards promulgated by the NYSE and applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. The information as to age, principal occupation and directorships has been furnished by the nominees.

Name	Age	Principal Occupation	Director Since

David W. Scheible	67	Board Chair of the Company and Current Operating Advisor to the funds of Clayton, Dubilier & Rice	2011
Douglas M. Britt	59	Chief Executive Officer of Boyd Corporation	2023
Anne De Greef-Safft	61	Advisor to Private Equity Firms and their Portfolio Companies through ADS Consulting	2019
Robert K. Gifford	66	Retired President and Chief Operating Officer of BeachBody LLC	2016
Ramesh Gopalakrishnan	56	Former President and Chief Operating Officer of Wind, TPI Composites, Inc.	2021
Kenneth T. Lamneck	69	Retired President and Chief Executive Officer of Insight Enterprises, Inc.	2013
Jeffrey S. McCreary	67	Retired Interim President and Chief Executive Officer of Isola Group	2016
Lynn A. Wentworth	65	Retired Chief Financial Officer and Treasurer of BlueLinx Holdings, Inc.	2021
Jeffrey W. Benck	58	President and Chief Executive Officer of the Company	2019

Board Tenure, Skills and Qualifications

TENURE (number of years)

4 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Diversity and Skills
Board Qualifications, Attributes, Skills & Experience
Public Company Board Experience as an Independent Director (7/9) (other than BHE)
Public Company CEO Experience (3/9) Significant experience as a CEO at a publicly-traded company
Public Company COO and/or Division President (8/9) Significant experience as a COO at a publicly-traded company, or of a major division of a publicly-traded company

Public Company Financial & Accounting Experience (6/9)

Financial and/or accounting skills as well as experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of public company internal controls and procedures for financial reporting.

Global Business Experience (9/9) Experience operating in a multi-national organization with P&L responsibility involving revenue and resources outside the U.S.
Technology Manufacturing Background (8/9) Management experience or background in technology manufacturing, including as an engineer, at a well-recognized organization or adjacent industry.

Enterprise Risk Management (9/9)

Experience leading, developing or conducting enterprise risk assessments for multi-national companies, including the evaluation of mitigation strategies for key enterprise risks.

Sales/Marketing (6/9) Experience leading and developing strategy for sales, marketing and go-to-market teams at a company positioned in one of the Company’s market sectors
Cybersecurity (4/9) Experience with leading, developing, or evaluating cybersecurity practices in a multi-national organization

Human Capital Development & Compensation Experience (9/9)

Experience in human capital and cultural development programs, including (but not limited to) diversity, equity and inclusion (DEI) programs, talent acquisition, succession planning and the design of short and long-term compensation and reward programs

Environmental, Social & Governance (ESG) (3/9) Experience with the development of corporate strategy and policy initiatives relating to ESG
Mergers & Acquisitions (8/9) Significant experience leading, analyzing or evaluating merger and acquisition transactions and/or opportunities
Supply Chain Management Experience (7/9) Management or other significant experience in supply chain management
Nominee Gender
Male
Female
Non-Binary
Prefer not to Disclose
Nominee Race / Ethnicity
African American
Asian/Pacific Islander
White/Caucasian
Hispanic/Latino
Native American
Born outside of the United States

5 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

DAVID W. SCHEIBLE Age: 67 Director Since: 2011 Committees: • Human Capital and Compensation • Nominating, Sustainability and Governance		DOUGLAS M. BRITT Age: 59 Director Since: 2023 Committees: • Audit
Biographical Information	Biographical Information

David W. Scheible has been a director of the Company since 2011 and has served as non-executive Board Chair since March 2016. He is a member of the Board's Human Capital and Compensation and Nominating, Sustainability and Governance Committees. Since June 2016, he has been an Operating Advisor to the funds of Clayton, Dubilier & Rice, a private investment firm. From 1998 to December 2015, Mr. Scheible held increasingly senior-level executive roles at Graphic Packaging Holding Company (NYSE: GPK), a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and provider of contract packaging services to multinational companies. He served as its Board Chair (May 2013-May 2016), Chief Executive Officer (2007-December 2015), and previously as Chief Operating Officer and Executive Vice President of Commercial Operations. From 1986 to 1998, he was an executive with Avery Dennison Corporation, a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible received an MBA in Finance and a Bachelor of Science in Biochemistry from Purdue University.

Douglas M. Britt has been a director of the Company since January 2023 and is a member of the Board's Audit Committee. He currently serves as the Chief Executive Officer of Boyd Corporation. Before Joining Boyd in 2020, Mr. Britt was with Flex (NASDAQ: Flex) from 2012 until 2020, where he served as President of the Integrated Solutions division, a business unit that combines Industrial and Emerging Industries, Communications and Enterprise Compute, and Consumer Technologies Groups. Mr. Britt's previous executive positions include Corporate Vice President and Managing Director for the Americas at Future Electronics from 2009 until 2012, Senior Vice President of worldwide sales, marketing and operations at Silicon Graphics (NYSE:SGI) from 2007 to 2009, and Executive Vice President of sales, operations and supply chain at Solectron Corporation (NYSE: SLR) from 2000 to 2007. Mr. Britt currently serves on the board of directors of Helios Technologies (NASDAQ: SNHY) and is the chair of its audit committee and a member of its nominating committee. He holds a Bachelor of Science in Business Administration from California State University, and has attended executive education programs throughout Europe, including the University of London.

Qualifications

With his experience as chair, a chief executive officer and as a senior executive of global manufacturing, including contract manufacturing, companies over his 30-year career, Mr. Scheible brings to the Board highly relevant leadership skills and international operations expertise.

Qualifications

Mr. Britt brings strong operational and strategy experience to the Board. He has deep electronic manufacturing services industry experience, having held executive leadership positions at several companies in the electronic manufacturing services and supply chain ecosystem.

6 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

ANNE DE GREEF-SAFFT Age: 61 Director Since: 2019 Committees: • Human Capital and Compensation • Nominating, Sustainability and Governance		ROBERT K. GIFFORD Age: 66 Director Since: 2016 Committees: • Human Capital and Compensation (Chair) • Nominating, Sustainability & Governance Committee
Biographical Information	Biographical Information

Anne De Greef-Safft has been a director of the Company since December 2019 and is a member of the Board's Human Capital and Compensation and Nominating, Sustainability and Governance Committees. Ms. De Greef-Safft currently serves on the board of directors of Ambarella, Inc. (NASDAQ: AMBA) and is a member of its nominating and governance and compensation committees. Ambarella’s artificial intelligence semiconductor solutions are used in a wide variety of human and computer vision applications. Since 2018, Ms. De Greef-Safft has also served as a member of the board of directors of Ag Growth International Inc. (TSX:AFN) ("AGI"), a provider of solutions for global food infrastructure including seed, fertilizer, grain, feed, and food processing systems, where she chairs its human resources and compensation committee and is a member of its governance and sustainability committee. Ms. De Greef-Safft currently provides strategic and operational consulting services to private equity firms and their portfolio companies. She has also completed the Climate Leadership Certificate Program through Diligent, providing a means to guide companies with their sustainability initiatives. From 2015 until her retirement in 2017, Ms. De Greef-Safft was Group President of the Food Service Equipment Group of Standex International Corporation (NYSE: SXI). Prior to 2015, Ms. De Greef-Safft held four successive positions at Danaher Corporation (NYSE: DHR) as President of increasingly complex, global operating companies over a period of 12 years. Before joining Danaher, she held various leadership positions in engineering, marketing, sales, and business development for global manufacturing companies. Ms. De Greef-Safft earned her BSEE and MSEE degrees from the Catholic University of Louvain (KU Leuven) in Belgium and an MBA from Babson College in Massachusetts.

Robert K. Gifford has been a director of the Company since 2016, chairs the Board’s Human Capital & Compensation Committee, and is a member of the Board's Nominating, Sustainability & Governance Committee. He previously served as the Chief Operating Officer of BeachBody LLC, a fitness company from March 2017 to April 2022. From June 2016 to February 2018, he was the Head of Operations and Quality for the Ultrasound Division of Siemens Healthineers, a medical technology company. From 2010 to June 2015, he held increasingly senior roles at Ingram Micro Inc., a global technology distributor and technology sales, marketing and logistics company, most recently serving as Senior Executive Vice President and President of Supply Chain Solutions and previously as Executive Vice President of Global Logistics. Mr. Gifford also previously served as Senior Vice President of Global Supply Chain at Ecolab Inc., a provider of cleaning and sanitizing products to healthcare and food and beverage industries worldwide, and as Vice President of its North America Chemical Supply Chain & Global Equipment Supply Chain. Prior to that, Mr. Gifford progressed from early management roles beginning in 1996 at Compaq Computer Corporation prior to its acquisition by Hewlett-Packard Company (n/k/a HP Inc.), to serving as Vice President of Worldwide Logistics and Program Manager of HP, Inc. He received his MBA from Texas A&M University in 2006 and his BS in Manufacturing Management from San Jose State University in 1996. Mr. Gifford also holds a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors.

Qualifications Mr. Gifford brings to the Board his experience and expertise leading global supply chain systems for Fortune 100 companies in the technology industry.
Qualifications Ms. De Greef-Safft brings to the Board product development, marketing, sales and manufacturing experience, both as an operator and as a seasoned global executive.

7 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

RAMESH GOPALAKRISHNAN Age: 56 Director Since: 2021 Committees: • Audit		KENNETH T. LAMNECK Age: 69 Director Since: 2013 Committees: • Audit • Nominating, Sustainability and Governance (Chair)
Biographical Information	Biographical Information

Ramesh Gopalakrishnan has been a director of the Company since October 2021 and is a member of the Board’s Audit Committee. Mr. Gopalakrishnan was previously the President and Chief Operating Officer, Wind of TPI Composites, Inc. (NASDAQ: TPIC), a global manufacturer of utility-scale wind turbine blades from December 2021 to July 2023. From May 2019 until December 2021, Mr. Gopalakrishnan was the Chief Operating Officer of Wind Operations. Prior to joining TPI Composites, Inc., Mr. Gopalakrishnan was with Senvion GmbH, where he served as the Executive Vice President of Manufacturing from May 2015 to August 2016 and Senior Vice President, Global Blades, from February 2013 to April 2015. Mr. Gopalakrishnan also served as the Chief Operating Officer of Suzlon Energy Composites from February 2011 to January 2013. Prior to joining Suzlon Energy Composites, Mr. Gopalakrishnan held leadership roles in supply chain and strategy from 2006-2010 at Halliburton (NYSE: HAL). Before his time at Halliburton, Mr. Gopalakrishnan held several leadership roles in operations, engineering, and advanced technology from 1996 to 2006 at General Electric (NYSE: GE) and Siemens (FRA: SIE) from 1993-1996. He holds a Bachelor of Science in mechanical engineering from the Indian Institute of Technology Bombay, and a Master of Science and a Doctorate in mechanical engineering from State University of New York at Stony Brook.

Kenneth T. Lamneck has been a director of the Company since 2013, chairs the Board's Nominating, Sustainability and Governance Committee and is a member of the Audit Committee. From 2010 to 2022, he served as the President, Chief Executive Officer, and a Director of Insight Enterprises, Inc. (NASDAQ: NSIT), a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries. From 2004 to 2009, he was President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Following five years of service in the United States Army, he began his civilian career at IBM as an engineer. Mr. Lamneck serves on the board of directors of Fidelity National Information Services (NYSE: FIS) and is a member of its compensation and audit committees. Mr. Lamneck received an MBA from the University of Texas at El Paso and a Bachelor of Science from the United States Military Academy at West Point.

Qualifications

Mr. Lamneck’s wide-ranging industry experience spanning over 30 years, both as a chief executive officer of a global technology provider and in other leadership roles at multiple global hardware, software and services companies, enables him to bring to the Board a strong international operations background and a depth of understanding into the operation and management of companies in the technology industry.

Qualifications

Mr. Gopalakrishnan brings to the Board strong global operational and strategy expertise, derived from executive leadership positions at several multi-national companies around the world. His deep manufacturing and technology experience, as well as his diverse perspectives and thought leadership, further support Benchmark's strategic growth objectives.

8 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

JEFFREY S. MCCREARY Age: 67 Director Since: 2016 Committees: • Human Capital and Compensation • Nominating, Sustainability and Governance		LYNN A. WENTWORTH Age: 65 Director Since: 2021 Committees: • Audit (Chair)
Biographical Information	Biographical Information

Jeffrey S. McCreary has been a director of the Company since 2016 and is a member of the Board's Human Capital and Compensation and Nominating, Sustainability and Governance Committees. He served as a member of the board of directors (2006-2018) of Isola Group, a leading global material sciences company that designs, develops, manufactures and markets laminate materials used to fabricate advanced multilayer printed circuit boards, and previously served as its Interim President and CEO. Mr. McCreary also served as a director and Interim President and CEO of Integrated Device Technology, Inc., which develops system-level solutions that optimize customers’ applications. In addition, he previously served as a director of MIPS Technologies, Inc., a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, and as a director of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores. Mr. McCreary is a former Senior Vice President at Texas Instruments, where he also served as Manager of Worldwide Sales and Marketing and in a number of other executive positions, including General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. He is an NACD Board Leadership Fellow and received a B.S. in Electrical Engineering from the Rose-Hulman Institute of Technology in 1979 and an Honorary Doctorate of Engineering from Rose-Hulman in 2004.

Lynn Wentworth has been a Director of the Company since June 2021 and chairs the Board's Audit Committee. Ms. Wentworth serves as a director and audit committee chair for Lineage Logistics Holding, LLC, the world’s largest temperature-controlled industrial REIT and logistics solutions provider. She also serves as a director and chair of the compensation and management development committee for Graphic Packaging Holding Company (NYSE: GPK), and is a member of its nominating and corporate governance committee. Ms. Wentworth was a director and chair of the audit committee for CyrusOne, Inc. from 2014 until its acquisition by a consortium led by KKR and Global Infrastructure Partners (GIP) in March 2022 and had served as chair of the board since May 2021. She was also a director and chair of the audit committee of Cincinnati Bell, Inc. from 2008 until its acquisition by Macquarie Asset Management in September 2021 and had served as chair of the board since May 2019. She served as the Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (NYSE: BXC) until her retirement in 2008. Prior to joining BlueLinx in 2007, Ms. Wentworth was with BellSouth Corporation from 1985 to 2007, where she served as Vice President and Chief Financial Officer for the Communications Group from 2004 to 2007 and Vice President Treasurer from 2003 to 2004. She also held a variety of financial and operational assignments with increasing responsibility in tax, strategic planning, investor relations, financial planning, sales, operations, and treasury for BellSouth. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. She holds a bachelor’s degree from Babson College, a master’s degree in taxation from Bentley College and a master’s in business administration from Georgia State University.

Qualifications Mr. McCreary brings to the Board his technology expertise and senior sales executive experience, along with his experience as a director of technology companies.

Qualifications

Ms. Wentworth brings over 15 years of leadership in governance roles to the Board, as well as a wealth of financial, operational and strategy expertise demonstrated by a track record of growth and diversification for the companies she has served.

9 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

JEFFREY W. BENCK Age: 58 Director Since: 2019 • Company’s President and Chief Executive Officer
Biographical Information

Jeffrey W. Benck has been President, Chief Executive Officer and a director of the Company since March 2019. He currently serves on the board of UNS Energy Corporation, the parent company of Tucson Electric Power and Unisource Energy Services, and is a member of the environmental safety and security committee. Prior to joining the Company, Mr. Benck served as President, Chief Executive Officer and Director of Lantronix (NASDAQ: LTRX), a global provider of hardware and software solutions for the Internet-of-Things and Out-of-Band Management from December 2015 to February 2019. He spent two years as an independent board director for Netlist Corporation (NASDAQ: NLST), a leading provider of high-performance modular memory subsystems. Prior to joining Lantronix, Mr. Benck served as President and Chief Executive Officer of Emulex Corporation (NYSE: ELX), a global supplier of advanced networking, monitoring and management solutions from July 2013 until Emulex was acquired by Avago Technologies in May 2015. He joined Emulex in May 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Prior to joining Emulex, Mr. Benck was President and Chief Operating Officer of QLogic Corporation (NASDAQ: QLGC), a supplier of storage networking solutions. Earlier, he spent 18 years at IBM Corporation where he held a variety of executive leadership roles, including serving as Vice President of xSeries, BladeCenter and Retail Store Solutions development. He is also a distinguished inventor in the computer systems field and holds six U.S. patents. Mr. Benck holds a Master of Science degree in management of technology from University of Miami and a Bachelor of Science degree in mechanical engineering from Rochester Institute of Technology.

Qualifications

Mr. Benck’s broad industry experience over more than 25 years, both as a Chief Executive Officer and director of multiple technology companies as well as other senior leadership roles in Engineering, Marketing, and Program Management at several global hardware, software and services companies enables him to provide insights to the Board from a deep understanding of operations and management of companies in the technology industry. Further, his experience as a former OEM customer of both Benchmark and our competitors also provides a unique perspective to the Board.

10 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Election Procedures; Term

Directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Unless otherwise specified, all Common Shares represented by proxy will be voted for the election of each of the nominees. If a nominee becomes unavailable to serve for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Upon completion of the Meeting, the Board will consist of nine members. Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor.

All directors will be elected to serve until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified.

✓	The Board of Directors recommends a vote FOR the election of each of the nominees to the Board of Directors.

Executive Officers

The officers of the Company are elected by, and serve at the discretion of, the Board. The current executive officers of the Company are Jeffrey W. Benck, Arvind Kamal, David A. Moezidis, David A. Valkanoff, Stephen J. Beaver, David A. Clark, Jan M. Janick, Scott M. Hicar, and Rhonda R. Turner. See “Election of Directors — Nominees for Election” for information regarding Mr. Benck’s age, Company service and business experience.

ARVIND KAMAL | Interim Chief Financial Officer

Arvind Kamal, 53, has been Interim Chief Financial Officer since April 2024, where he oversees financial operations, strategic financial planning, and risk management. With over 25 years of financial management experience, he joined the Company in January 2020 as the Vice President of Finance where he was responsible for global financial planning and analysis, strategic planning, and financial management. Prior to Benchmark, Mr. Kamal served in increasingly senior financial management roles within publicly traded and privately held companies. Most recently this included Vice President of Finance at Vixxo Corp. from September 2017 to December 2019 and Director of Finance at PetSmart Inc. from January 2014 to September 2017. Earlier in his career Arvind held finance positions at SuperValu from March 2006 to December 2013 and Ford Motor Company Corporate Headquarters from October 1997 to March 2006. Arvind holds a Master of Business Administration in Finance and Marketing and a Bachelor of Science in Finance from the University of Massachusetts.

DAVID A. MOEZIDIS | Executive Vice President, Chief Commercial Officer

David A. Moezidis, 52, has been Executive Vice President, Chief Commercial Officer for the Company since July 2023. He has over 30 years of leadership experience in operations, engineering, sales, and marketing in the digital imaging, semiconductor capital equipment, and electronic manufacturing services industries. Previously, he spent the last 25 years at Flex (NASDAQ: FLEX) in various leadership positions. Most recently, he was the President of the Lifestyle Solutions group, and prior to that, he was the Senior Vice President of the Industrial and Energy group. Mr. Moezidis holds two Bachelor of Science degrees in engineering, a Master of Business Administration from Pepperdine University, and has completed the executive management program at Stanford University.

DAVID A. VALKANOFF | Executive Vice President, Chief Operating Officer

David A. Valkanoff, 60, has been Executive Vice President, Chief Operating Officer for the Company since July 2023. He has more than 30 years of global operations experience in the aerospace and defense, industrial, automotive, semiconductor, and electronics sectors. Prior to joining the Company, he served as Vice President of Carrier Corporation (NYSE:CARR) operations for its refrigeration segment from October 2019 to July 2023. His prior experience also includes executive roles at TPG, Celestica, Visteon, and Nissan. While at Celestica, Mr. Valkanoff supported the communications, aerospace and defense, enterprise and cloud solutions, renewable energy, health tech, and semiconductor equipment market customers. He was also the executive sponsor of their Lean Six Sigma initiatives globally. Mr. Valkanoff holds a Master of Business Administration from Central Michigan University and a BA in Economics and Management from Albion College.

STEPHEN J. BEAVER | Senior Vice President, General Counsel and Chief Legal Officer, Corporate Secretary

Stephen J. Beaver, 52, has been the Senior Vice President, General Counsel and Chief Legal Officer since December 2020 and has been the Corporate Secretary and a member of the executive leadership team since August 2018. From August 2018 to December 2020, he was Vice President, General Counsel & Corporate Secretary. Prior to joining Benchmark, Mr. Beaver served as Senior Vice President and General Counsel for Aspect Software, Inc., an enterprise software company, from April 2013 to August 2018. Prior to Aspect, Mr. Beaver was with TPI Composites, Inc., where held the post of General Counsel and Corporate Secretary from September 2008 until April 2013. Prior to TPI Composites, Mr. Beaver was Vice President, General Counsel & Secretary for Swift Transportation Company, Inc. where he worked from July

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2004 until September 2008. Earlier in his career, Mr. Beaver practiced in the areas of labor and employment law and commercial litigation at the international law firm of Bryan Cave Leighton Paisner LLP. Mr. Beaver received a Bachelor’s Degree in Communications from the University of Arizona in 1993. He received a Juris Doctorate from Marquette University Law School, Milwaukee, Wisconsin, in 1998.

DAVID A. CLARK | Senior Vice President, Chief Procurement Officer

David A. Clark, 63, has been Senior Vice President and Chief Procurement Officer for the Company since September 2021 with responsibility for all aspects of Supply Chain Management. He leads the organization in leveraging the optimized global supply chain. Mr. Clark has strong Electronic Manufacturing Services and technology industry experience of over 25 years. He previously served as Chief Procurement Officer for Alvarez & Marsal, a global consulting firm from April 2018 to August 2021, served as Vice President of Supply Chain Management for Plexus from April 1995 to September 2012, and served as Vice President of Supply Chain Management for Celestica December from December 2012 to April 2018, and has OEM Semiconductor industry experience with Texas Instruments & Hitachi. Mr. Clark attended Arizona State University, W. P. Carey School of Business and currently sits on the Dean’s Council. He possesses strong leadership history supporting global design and manufacturing sites. Mr. Clark is site execution minded in the pursuit of delivering operational excellence, with intense focus on the customer and deep supply chain relationships.

SCOTT M. HICAR | Senior Vice President, Chief Information Officer

Scott M. Hicar, 57, has been Senior Vice President, Chief Information Officer since December 2020 and has been a member of the executive leadership team since September 2017. From September 2017 to December 2020 he served as Vice President of Business Process Improvement and Chief Information Officer. From 2015 to 2017 he worked for TwentyEighty, a corporate learning and performance management company focused on sales growth, leadership and strategy execution as its Chief Information Officer. From 2009 to 2014, he was Senior Vice President and Chief Information Officer for DigitalGlobe, a public digital information products company focused on Aerospace and Defense. Prior to that, from 2006 to 2008, Mr. Hicar was Senior Vice President and CIO at Solectron Corporation, an electronics manufacturing services provider. From 1997 to 2006, he served as CIO for Maxtor Corporation, a public provider of storage products. Mr. Hicar has more than 25 years of technology leadership experience in transformational roles, and previously held management positions in the Supply Chain/ERP practice at Price Waterhouse Coopers, as well as serving as an internal consultant to chemical, pharmaceutical, and agriculture businesses within ICI Americas. Mr. Hicar received his Bachelor’s degree in business administration, with a concentration in management information systems, from Ohio University.

JAN M. JANICK | Senior Vice President, Chief Technology Officer

Jan M. Janick, 65, has been Senior Vice President, Chief Technology Officer since December 2020 and has been a member of the executive leadership team since 2015. From July 2015 to December 2020 he served as Chief Technology Officer and Vice President of Global Engineering. He served as Vice President of FlashSystems and Technology at IBM from 2012 to 2015, where he led the acquisition of Texas Memory Systems and the development and delivery of the FlashSystems product line of Solid State flash memory storage systems. In prior roles at IBM, he led the development of a number of key products, including IBM’s x86-based servers and PureFlex systems. He was Vice President of Operations and Software Development at Lenovo, a multinational technology company, from 2005 to 2006. Mr. Janick serves on the Board of Directors for both the Arizona Technology Council and Arizona State University’s School of Engineering. Mr. Janick holds a BS and MS in Electrical Engineering from the University of Wisconsin-Madison.

RHONDA R. TURNER | Senior Vice President, Chief Human Resources Officer

Rhonda R. Turner, 50, has been Senior Vice President, Chief Human Resources Officer since July 2019. Ms. Turner brings over 20 years of experience into this role and most recently served as senior vice president of human resources for Universal Technical Institute, Inc. where she worked from 2006 to July 2019. Prior to that, she held various human resources leadership roles at leading companies such as ConocoPhillips, Circle K and Main Street Restaurant Group, a TGI Friday’s franchisee. She holds a Bachelor of Science in management from the W.P. Carey School of Business at Arizona State University. Ms. Turner is a licensed analyst in Predictive Index and holds her Certified Compensation Professional designation from World at Work as well as multiple certifications in Korn Ferry’s Leadership Architect and Interview Architect systems.

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Corporate Governance, Committee Charters, Shareholder Communications

The Company places integrity first and foremost, which has long been a part of our corporate identity. The Company’s practices reflect corporate governance compliant with existing standards of the NYSE and requirements of the SEC, as well as other best practices, including:

•
The Company’s Code of Conduct applies to all directors, officers and employees;
•
The Company has a system in place to encourage and facilitate confidential and anonymous reports of compliance concerns, including to the Audit Committee of the Board;
•
Executive officers are subject to a clawback policy relating to performance-based compensation earned during periods for which a financial restatement is required under SEC reporting rules;
•
Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities;
•
All of our directors are independent, except for Mr. Benck who serves as Chief Executive Officer (the “CEO”);
•
The independent directors meet regularly without the presence of management;
•
The Board operates under a set of published corporate governance guidelines;
•
Any director who does not receive the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote in the election of directors and represented, in person or by proxy, at any meeting during which an uncontested election occurs must tender his or her resignation to the Board for its consideration in accordance with the corporate governance guidelines;
•
Two members of the Board’s Audit Committee qualify as “audit committee financial experts” as defined by the SEC;
•
KPMG, our independent registered public accounting firm, reports directly to the Audit Committee;
•
The Company’s internal audit leader regularly meets in private session with the Audit Committee during the year;
•
The Audit Committee receives quarterly cybersecurity updates from the Company's Chief Information Officer and Chief Information Security Officer; and
•
The Company has published a sustainability report that provides transparency and documents our efforts in the area of sustainability.

The Board will continue to enhance the Company’s governance practices as value-enhancing new ideas and best practices emerge. You may access our current committee charters, Code of Conduct, Corporate, Governance Guidelines and Comprehensive Sustainability report on our website at www.bench.com under “Investors—Sustainability,” or obtain copies by writing to the Corporate Secretary at Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288.

Shareholders and other interested parties may send communications about bona fide issues or questions to the Board, the non-employee directors as a group or to individual directors, in each case, care of Benchmark Electronics, Inc., Attention: Stephen Beaver, 56 South Rockford Drive, Tempe, Arizona 85288.

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Commitment to Sustainability

In 2020, we broadened our focus and established an ESG/ Sustainability Council, which is responsible for leading our ESG strategy and monitoring our corporate social responsibility and environmental sustainability initiatives. In addition, the ESG/ Sustainability Council oversees Benchmark’s sustainability disclosures, including the production of its 2020 SASB Fact Sheet as well as our recently released 2023 Sustainability Report (see www.bench.com/sustainability).

The ESG/Sustainability Council includes cross-functional leadership and oversight from Finance, Operations, Human Resources, Facilities, Supply Chain, Marketing and Communications, Quality and Regulatory Compliance, and Legal. Additionally, seven work groups have been established across the organization to work on ESG/Sustainability areas enterprise-wide and across business lines. These work groups include: a change management/communication work group, Responsible Business Alliance ("RBA)"/EcoVadis work group, a customer-focused work group, an environmental responsibility work group, a governance work group, and work groups for each of the four tenets of our ESG strategy: Environmental Responsibility, Our People, Our Community and Governance. The Nominating, Sustainability and Governance Committee of our Board of Directors oversees these efforts and assesses our performance against our agreed to objectives. Our executive leadership team is also tasked with driving results in these areas given the strategic importance of our ESG/Sustainability initiatives.

In 2023, the Company also created the role of Global Director of Sustainability, which leads programs to support our global Sustainability strategy and further operationalize sustainability initiatives throughout our organization. The Director reports to the SVP, General Counsel and CLO, with dotted line reporting to the VP, Quality Assurance Regulatory Affairs and additional direction from the ESG/Sustainability Steering Committee.

Through our sustainability reporting, we communicate transparently how we prioritize and approach the topics most relevant to our business. Against this backdrop, we have, with the assistance of outside ESG expertise, performed an assessment of key indicators and engaged with our internal and external stakeholders on ESG topics to help further inform our future direction and priorities. The four tenets of our ESG strategy are shown at right:

Environmental Responsibility

Our People

Our Community

Governance

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Our commitment to ESG and these tenets is both a strategic and operational imperative as we build a sustainable infrastructure across the Company. Our four tenets arose from a priority-based approach to ESG disclosure, in line with best practices. In the fall of 2023, Benchmark updated its ESG strategy and priorities – examining a range of key stakeholders, including investors, customers, employees, and ESG rating organizations and by studying industry peers. Our analysis of ESG topics continues to strive for alignment with each of the Global Reporting Initiative Standards, the Task Force on Climate-Related Financial Disclosures, the 17 United Nations Sustainable Development Goals, as well as the Sustainability Accounting Standards Board (SASB) Electronic Manufacturing Services & Original Design Manufacturing Sustainability Accounting Standard.

ESG OVERSIGHT

The Nominating, Sustainability and Governance Committee has direct oversight over the Company’s ESG policies and programs, including reviewing and evaluating the Company’s ESG plans and practices. Similarly, Benchmark’s ESG/Sustainability Council includes cross-functional leadership from Finance, Operations, Human Resources, Facilities, Supply Chain, Marketing and Communications, Quality and Regulatory Compliance, and Legal. Building on our Sustainability Report released in 2021, our ESG/Sustainability Council has continued to expand our program, and on February 27, 2024, we published our third Sustainability Report that includes Scope 1 and 2 Greenhouse Gas (GHG) emission data, explicit GHG targets, as well as waste metrics and energy consumption spanning a three-year period. The Company also updated the content of its sustainability webpage at www.bench.com/sustainability.

We believe our ESG program achieves symmetry with the Company’s vision to positively impact lives by solving complex challenges with our customers, creating innovative products that no one imagined were possible. To this end, the Board is committed to overseeing Benchmark’s integration of ESG principles throughout the enterprise and in our approach to governance.

ENVIRONMENTAL RESPONSIBILITY

We are committed to responsible environmental practices that include conservation of natural resources, pollution prevention and reduction of waste. We also strive to continually improve our operations and promote the health and safety of our workforce in compliance with all company, local, and federal standards.

Our environmental strategy is based on mitigation and prevention. Specifically, we are minimizing our environmental impact through reducing the waste we send to landfills, purchasing environmentally responsible products, and proactively preventing needless internal waste. Our material sourcing strategy focuses on enhancing our ability to rapidly respond to changes in our customers’ requirements. We achieve this by effectively managing changes in our supply chain utilizing web-based interfaces and real-time supply chain management software products that allow us to scale operations to meet our customers’ increasingly environmentally conscious needs.

Our Environmental Management System ("EMS") is managed at each site by a site-environmental, health and safety ("EHS") administrator, who ensures that the system is implemented and maintained. Elements of the Company’s activities, products, and services at that site that may interact with the environment are identified, and the likelihood and potential severity of environmental impact is determined. Notably:

•
All Benchmark manufacturing facilities are certified to ISO 14001:2015.

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•
Benchmark has a well-developed environmental data collection system as part of the EMS, covering waste, water, energy, and emissions data from our sites. As part of our increased focus on environmental sustainability, we are working to consolidate the reporting of all internal monitoring and tracking programs at the corporate level, as one of our top enterprise-wide initiatives.

Benchmark’s environmental strategy focuses on the following areas:

•
Energy Efficiency – Benchmark has had an Energy Management and Saving Guidelines procedure in place since 2012; the Company is continuously researching and designing innovative ways to save energy, such as utilizing high efficiency electrical equipment including LED lighting and HVAC units. Moreover, as mentioned above, all Benchmark manufacturing facilities are certified to ISO 14001:2015, the international standard that specifies requirements for an effective environmental management system.

•
Recycling – Benchmark’s efforts in this area include reusing and recycling materials, collaborating with customers on recyclable product packaging and purchasing recycled materials for production when feasible, utilizing recycling collection bins for batteries, aluminum, plastic, and paper in our offices, and recycling toner cartridges, and computer hardware.

•
Use of Resources – Where feasible and appropriate, Benchmark allows and encourages telecommuting through the utilization of web conferencing and teleconferencing technologies.

In addition, we are continuing to incorporate the following at our facilities where feasible:

•
Electric vehicle charging stations;
•
Rooftop solar power;
•
High efficiency motor systems, pumps and compressed air systems;
•
Installing mechanisms for shutting off equipment when not in use;
•
Occupancy sensors, which reduce electrical needs when areas are unoccupied;

•
High efficiency water systems and hands-free faucets and toilets, which limit water usage;
•
Water refill stations, which reduce plastic waste;
•
Environmentally friendly air filtration systems; and
•
Locally sourced renewable energy.

For more information on our ESG program or to read our 2023 Sustainability Report featuring Scope 1 and Scope 2 GHG emissions, please visit our website www.bench.com/sustainability

OUR PEOPLE

We believe in upholding the principle of human rights, worker safety and observing fair labor practices within our organization and within our supply chain. We are committed to ensuring ethical organizational governance, promoting business ethics and integrity, and embracing diversity and inclusion in the board room and throughout the organization. Through our social initiatives, we strive to protect and grow our people by advocating for Diversity, Equity & Inclusion ("DEI"), encouraging employee development, creating inclusive teams, fostering a work life balance, implementing community initiatives, and living our corporate values every day.

Benchmark’s DEI strategy is focused on creating a culture of belonging where team members can be their authentic selves and cultivating a workplace where everyone can succeed. Our commitment to DEI starts at the top with the Company’s Board of Directors, with the Nominating, Sustainability and Governance Committee continuing to keep diversity in mind as we refresh our Board in the future.

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As of December 31, 2023,

At the management level, the Vice President of Talent Attraction and Inclusion is responsible for our DEI strategy. The position, created in 2022, ensures DEI leadership throughout the Company and reports to Benchmark’s Chief Human Resources Officer. In January 2023, the executive leadership team selected 11 Benchmark team members representing different levels, functional areas and regions within the organization to serve on the Company’s Inclusion Council. The Inclusion Council, with oversight from our Chief Executive Officer and our Chief Human Resources Officer, meets monthly to discuss the Company’s role in DEI and provide advice to integrate, inform and shape the DEI strategy at Benchmark. To advance these objectives, the Company increased the availability of training on topics such as anti-harassment, anti-discrimination and unconscious bias. In 2023, 97% of Benchmark employees around the world completed this training. To address challenges with employees having limited, or at times, no access to email, our Human Resources department, in partnership with site managers, have set up kiosks where employees can complete the course. We also conducted our annual risk assessment, ultimately identifying top risk categories for action. The 2023 risk assessment drew on surveys and interviews with an expanded set of key leaders across the Company, including the full Board of Directors. The Company also conducted its third annual global engagement and inclusion survey in 2023 to elicit feedback from employees and is developing action plans for continuous improvement in the areas of leadership, communication, culture, inclusion, growth and development.

We believe that providing competitive total compensation, benefits and wellness resources to our people is vital to ensuring we attract and retain the best team in the industry. We regularly review our compensation model to ensure fair and inclusive pay practices. We provide a comprehensive and competitive benefits package that supports the physical and mental well-being of our workforce, including a focus on financial wellness. Common benefits offered include medical, wellness, dental and vision benefits, a 401(k)-match program, survivor benefits, and disability coverage.

Human capital management is also a top priority at Benchmark. The Human Capital and Compensation Committee is responsible for overseeing the Company’s human capital practices and management compensation philosophy, including incentive compensation and equity-based plans for executives. In addition, the responsibilities of the Human Capital and Compensation Committee continue to include diversity, equity and inclusion oversight.

We are also committed to ensuring that proper working conditions exist for the health and safety of our employees. Our commitment includes:

•

The implementation of Lean Six Sigma, a process improvement tool, as well as visual management practices, to drive the development, implementation, and continuous improvement of site Occupational Health and Safety related to appropriate education, reporting, and controls.

	•	Site-Level monitoring by an EHS manager or safety administrator that oversees procedures for workers to report observations of unsafe acts.	•	A robust Physical Security Policy that provides a framework to detect, deter, and mitigate risks that could jeopardize the company’s integrity, people, processes, or critical assets.

OUR COMMUNITY

One of the four tenets of Benchmark’s ESG Strategy is Our Community, and we are committed to having a positive impact on the communities in which we do business and in which our employees live. We strengthen our communities by supporting individual employees who volunteer with local community groups and by direct participation in philanthropic initiatives.

Benchmark is focused on making a positive impact in our communities through charity and fundraising, educational outreach, environment protection, hosting events to advance diversity in corporate leadership, and local community development through various support groups, food drives, and partnerships with local schools and universities. Some 2023 highlights include:

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•
Supported a three-year pilot with Minnesota State College Southeast through contributing $100,000 per year for three years to provide college scholarships to underprivileged high school students
•
Financed an electronics lab at a technical college in Brasov, Romania to provide professional training in electronics
•
Participated in local community litter "clean up" events of public parks, beaches and grounds of buildings in Arizona, California and Mexico
•
Conducted blood donation drives to support our local communities in Almelo (Netherlands), Huntsville (Alabama), Rochester (Minnesota), Phoenix (Arizona) and Suzhou (China)
•
Hosted the 50/50 Women On Board’s Phoenix Arizona 2023 Conversation on Board Diversity event and a training session for employers on building their veteran workforce event at our global headquarters in Tempe, Arizona
•
Supported food drives organized by the United Food Bank (Arizona), St. Mary’s Food Bank (Arizona), Feeding America (Wisconsin) and a non-profit for feeding children in Haiti and Ukraine (Arizona and Minnesota) to package nutritious meals

GOVERNANCE

Benchmark is committed to achieving excellence in our governance practices to establish a strong foundation for the long-term success of the Company. We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical, and responsible to earn the trust of our stakeholders, including customers, employees, investors, partners, and regulators. We also maintain robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices.

We believe that good corporate governance provides a strong foundation for ESG and is essential to the long-term success of the Company. Our Board of Directors sets the tone for the Company and has implemented strong governance practices, including independent directors and a strong commitment to diversity, equity and inclusion. Our Board of Directors includes three standing committees: the Audit Committee, the Human Capital and Compensation Committee, and the Nominating, Sustainability and Governance Committee. The membership of these standing committees is also comprised entirely of independent directors. The Board is also focused on and devotes substantial attention to matters of corporate responsibility and ESG, with direct oversight and sponsorship by the Nominating, Sustainability and Governance Committee. The Nominating, Sustainability and Governance Committee oversees our governance practices including:

• Commitment to conducting its business in a manner that is fair, ethical, and responsible and compliant with all applicable laws and regulations.

• Regular review and, as appropriate, the updating of key policy documents in light of current regulations and best practices.

• Compliance and education, where 97% of Benchmark employees participated in ethics and compliance training.

• Ensuring the importance of considering potential director candidate’s diversity, including race, age, gender, and ethnic diversity, among other factors.

•
In conjunction with the Human Capital and Compensation Committee, ensure that management fulfills its ultimate responsibility to help create and foster the best possible work environment for everyone in the organization. To this end, we implemented a “Speak Up!” campaign designed to promote a positive and ethical organizational culture. We believe that each team member, regardless of position, shares in this responsibility, and we encourage all of them to “Speak Up!” with questions or concerns about actual or potential ethical issues, questions about company policies, suggestions about how we can make our organization better and to address any other concerns.

•
To facilitate open and honest communication, we have a user-friendly web portal and Helpline for the reporting of concerns. These tools include local phone numbers and language support in over 150 native languages.

In addition to Benchmark’s robust governance policies, Benchmark endorses the RBA Code of Conduct, which includes provisions derived from key international human rights standards including the International Labour Organization Declaration on Fundamental Principles and Rights at Work and the UN Universal Declaration of Human Rights. We also endorse EcoVadis, a provider of sustainability ratings, intelligence and collaborative performance improvement tools for global supply chains that evaluates criteria across four themes: environment, fair labor practices, ethics/fair business practices and supply chains. Our accounting, financial, and IT reporting functions are subject to rigorous controls, and the Audit Committee of our Board actively oversees our enterprise risk management practices. Under this process, our internal audit team coordinates with functional leaders throughout the business to identify, monitor and mitigate material risks.

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Operation of Board of Directors and Committees, Attendance, Director Independence

We currently separate the roles of the Board Chair and the CEO, who also serves as a member of the Board, to align the role of Board Chair with our independent directors and to further enhance the independence of the Board from management. Our Board Chair works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and gain the benefit of the CEO’s Company-specific experience, knowledge, and expertise. The Board believes that this structure clarifies the individual roles and responsibilities of the CEO and the Board Chair, streamlines decision-making and promotes accountability in the management of the Company.

The Board is responsible for establishing broad corporate policies, approving the strategic direction, setting capital allocation plans, and monitoring the Company’s overall performance. The Board’s primary responsibility is to oversee management and, in so doing, promote the best interests of the Company and its shareholders. The Board, through its committees, oversees the succession of key management employees, and the selection and appointment of the CEO and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, oversees key strategic initiatives, such as those relating to ESG and human capital management, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions having a potential major economic impact on the Company. Management keeps the Board informed of Company activity through regular written and oral reports and through presentations at Board and committee meetings.

Directors are elected annually by the shareholders and hold office until their successors are duly elected and qualified. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board of Directors comprised of five to nine members as determined from time to time by the Board. The Board has set the number of current directors at nine. All current directors are nominees for election at the Meeting.

NYSE rules require the Company to have a majority of independent directors. No director qualifies as independent under the rules unless the Board affirmatively determines they have no material relationship with the Company or its subsidiaries—directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. As of the date of this Proxy Statement, the Board has determined that each nominee, other than Mr. Benck, our President and CEO, is independent. The Board determined that no independent director has a material relationship with the Company or management, other than as a director or shareholder, and that none of the express disqualifications contained in the NYSE rules apply to any of them. In making this determination, the Board considered any relevant transaction, relationship and arrangement as required by the NYSE listing requirements.

The Board oversees an enterprise-wide approach to risk management. The Board seeks not only to understand the risks facing the Company and management’s approach to address them, but also actively decides on the levels of risk appropriate for the Company when designing and implementing its business strategy. In this process, risk is assessed throughout the business, focusing on six primary areas: financial, legal/compliance, operational/transactional, customer services/reputation, information technology/security and inherent (other) risks. In addition to reviewing risk with the Audit Committee at least annually, the independent directors discuss risk management during non-management executive sessions led by the Chair of the Board.

While the Board has ultimate oversight responsibility for the risk management process, committees of the Board have also been entrusted with responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk including internal controls as well as enterprise risk management and cybersecurity. The Audit Committee also receives an annual risk assessment report from the Company’s internal auditor and quarterly reports on identified risk areas. The Audit Committee also has oversight of compliance with legal and regulatory requirements and ethical standards, and evaluates the qualifications and independence of the Company’s outside auditors. The Audit Committee also receives quarterly cybersecurity updates from the Company’s Chief Information Officer and Chief Information Security Officer.

The Human Capital and Compensation Committee is responsible for overseeing the Company’s human capital practices and management compensation philosophy, including incentive compensation and equity-based plans for executives. The Committee also reviews and makes recommendations on executive and director compensation as informed by engagement with shareholders and its third-party compensation consultant. In 2021, the responsibilities of the Human Capital and Compensation Committee expanded to include diversity, equity and inclusion oversight. The Nominating, Sustainability and Governance Committee is responsible for identifying and recommending to the Board individuals qualified to become Board members and makes recommendations to the Board concerning committee appointments. In assessing the appropriate composition of the Board, the Nominating, Sustainability and Governance Committee believes that directors should reflect diversity in the broadest sense, including geography, gender, ethnicity, viewpoint, education, skills, and professional experience. The Board’s Nominating, Sustainability and Governance Committee has demonstrated its commitment to adding more diversity to our Board with continued female representation and adding racially and/or ethnically diverse members as we continue to shift our Board structure. The Nominating, Sustainability and Governance Committee also has direct oversight over the Company’s sustainability policies and programs, including reviewing and evaluating its ESG plans and practices.

The Board held five meetings during 2023. Each director attended at least 75% of the total meetings of the Board and committees on which they served during their tenure thereon. Mr. Benck, who served as President and CEO and director of the Company, did not vote in committee meetings or participate in portions of Human Capital and Compensation Committee meetings that determined, or Board meetings that ratified, his compensation. The non-employee directors regularly meet in executive session without members of

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management, including the CEO, present. These sessions are typically held either before or after the Board’s regularly scheduled Board and committee meetings with the Board Chair or respective committee chairs presiding. Additional executive sessions can be scheduled at the request of the non-employee directors.

Each of the Audit, Human Capital and Compensation, and Nominating, Sustainability and Governance Committees operates under a written charter approved by the Board, which can be found on our website at www.bench.com under “Investors—Corporate Governance.” The current members of these committees, and the number of committee meetings held in 2023, are as follows:

Director	Audit	Human Capital and Compensation	Nominating, Sustainability and Governance
David W. Scheible
Douglas M. Britt
Anne De Greef-Safft
Robert K. Gifford		Chair
Ramesh Gopalakrishnan
Kenneth T. Lamneck			Chair
Jeffrey S. McCreary
Lynn A. Wentworth	Chair
Meetings held:	10	4	4

Role of Audit Committee

The principal function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors, (v) the performance of the Company’s internal audit function and the outside auditors, and (iv) oversight of the Company's cybersecurity program. The committee also prepares the Report of the Audit Committee required by the rules of the SEC and included later in this Proxy Statement. Additional information regarding the functions performed by the committee is set forth below in such report. The Board has determined that Ms. Wentworth, who chairs the committee, and Mr. Lamneck each qualify as “audit committee financial experts” under the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are independent under SEC and NYSE rules applicable to audit committee members. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Role of Human Capital and Compensation Committee

The principal functions of the Human Capital and Compensation Committee are to (i) oversee the Company’s human capital practices, including in the areas of diversity, equity and inclusion, as well as culture, talent management and organizational health, (ii) oversee the Company’s and management's compensation philosophy, (iii) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans (and, to the extent appropriate, plans of the Company’s subsidiaries), (iv) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (v) review and make recommendations on director compensation, and (vi) prepare the annual report on executive compensation included later in this Proxy Statement. The Board has determined that all members of the Human Capital and Compensation Committee are independent under SEC and NYSE rules applicable to compensation committee members. Additional information regarding the functions performed by the committee is set forth below in “Compensation Discussion and Analysis—Role of Human Capital and Compensation Committee.”

Role of Nominating, Sustainability and Governance Committee

The principal functions of the Nominating, Sustainability and Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and oversee corporate governance matters, such as progress toward the Company’s sustainability initiatives, and (iv) coordinate an annual evaluation of the Board. The Board has determined that all members of the Nominating, Sustainability and Governance Committee are independent under NYSE rules applicable to nominating/corporate governance committees.

20 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

To be considered by the Nominating, Sustainability and Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these requirements, the committee will also evaluate whether the nominee’s skills are complementary to those of incumbent Board members and the Board’s needs for operational, management, financial, international, technological, or other expertise. The Board and the committee believe that Board membership should reflect diversity in its broadest sense, including geography, gender, ethnicity, viewpoint, education, skills, and professional experience. The Nominating, Sustainability and Governance Committee engages an independent search firm to identify and screen candidates, perform reference checks, prepare a biography for each candidate for the committee’s review and coordinate interviews. The committee, Board Chair and executive officers interview candidates that meet the criteria, and the committee selects nominees who it determines are best-suited to actively engage in the oversight of the Company’s strategy and drive sustainable value creation for all shareholders. The committee will consider recommending for nomination to the Board candidates suggested by shareholders, taking into account all the factors and qualities described above, provided that recommendations are submitted and received by us at our principal executive offices at 56 South Rockford Drive, Tempe, Arizona 85288, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals and Director Nominations.”

The Board does not have a written policy requiring members to attend annual shareholders meetings, although the Company expects that all of its directors will attend the Meeting. All Board members attended the prior year’s annual meeting.

Certain Transactions

There were no Related-Party Transactions (as defined below) since the beginning of last year. The Board reviews any proposed Related-Party Transaction to which the Company would be a party to determine if it were in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships beyond the compensation described elsewhere in this Proxy Statement relating to Board service or employment and exceeding $120,000 in which a Related Party (as defined below) would have a direct or indirect material interest (“Related-Party Transactions”) are subject to Board review. “Related Parties” are directors, director nominees, executive officers, holders of 5% or more of our Common Shares and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, in the household of a director, director nominee, executive officer or holder of 5% or more of our Common Shares.

The Board does not have a written policy regarding Related-Party Transactions and does not believe such a policy is necessary because the Board has not approved, and does not expect to approve, the Company’s engagement in any Related-Party Transactions other than in rare circumstances. Any Related-Party Transaction would be considered based on facts and circumstances at the time. After review, the Board would decide in good faith whether to approve the transaction.

Human Capital and Compensation Committee Interlocks and Insider Participation

The members of the Human Capital and Compensation Committee during 2023 were Messrs. Gifford (Chair), McCreary and Scheible and Ms. De Greef-Safft. Each member of the committee is independent, and no member was ever employed by the Company or was at any other time, an officer or employee of the Company. No member of the committee had interlocking or other relationships during 2023 that require disclosure under Item 407(e)(4) of Regulation S-K. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Human Capital and Compensation Committee or as a member of our Board.

21 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below includes a review of our compensation

decisions with respect to 2023 for our “Named Executive Officers,” which under SEC guidelines includes our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. Our Named Executive Officers for 2023 were:

	TABLE OF CONTENTS
	Compensation Discussion and Analysis	22
	Philosophy and Objectives	24
	Role of Human Capital and Compensation Committee	24
	Role of Management	25
	Role of Independent Compensation Consultant	25
Jeffrey W. Benck	Competitive Market Review	25
President, Chief Executive Officer (CEO)	Timing of Compensation Decisions	26
Roop K. Lakkaraju*	2023 Executive Compensation Program in Detail	23
Former Executive Vice President, Chief Financial Officer (CFO)	Base Salary	26
David A. Moezidis	Annual Incentives Compensation	26
Executive Vice President, Chief Commercial Officer	Long-Term Equity-Based Incentive Program	28
Stephen J. Beaver	Other Compensation Practices, Polices and Guidelines	29
Senior Vice President, General Counsel and Chief Legal	Share Ownership Guidelines	29
Officer, Corporate Secretary	Hedging, Short Sales and Pledging Policies	29
Rhonda R. Turner	Deferred Compensation Benefits	30
Senior Vice President, Chief Human Resources Officer	Retirement Benefits	30
	Perquisites and Personal Benefits	30
	Analysis of Compensation Risk	30
	Certain Tax Considerations	31

* Effective April 1, 2024, Roop K. Lakkaraju resigned from his position to pursue another opportunity and is no longer with the Company.

22 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2023 Business Overview

The Company executed well in an unprecedented operating environment and rapidly adjusted to meet the fluid demand needs of our customers. This required tremendous effort across all functions of our business especially our supply chain and manufacturing teams. In 2023, we delivered year-over-year gross margin and operating margin growth and delivered net cash provided by operations of $174 million.

2023 Compensation Highlights

We believe our pay is well aligned with performance and that our structure maintains an appropriate balance between our long-term and short-term performance, creating a positive relationship between our operational performance and shareholder return. In accordance with our compensation philosophy and based on our performance, the Human Capital and Compensation Committee took the following actions in 2023:

•
Base Salaries: The Human Capital and Compensation Committee approved base salary increases for our Named Executive Officers ranging from 5% to 7% based on market data, performance, and internal reviews. Please see the "2023 Executive Compensation Program in Detail - Base Salary" section in the Compensation Discussion and Analysis for more information.
•
Annual Performance-Based Incentive Awards: Our Named Executive Officers earned annual incentives below target consistent with our financial results based on the achievement of performance related to Revenue, Adjusted Operating Income (as defined below) and inventory levels.
•
Long-Term Equity-Based Incentives: We maintained our practice of targeting median level grants to the peer group with a combination of performance-based restricted stock units (“PSUs”) and restricted stock units (“RSUs”) to align the compensation of our Named Executive Officers with the creation of shareholder value and to maintain our targeted level of at-risk compensation:
•
2023-2025 PSU awards: In the first quarter of 2023, the Company issued long-term equity-based incentive compensation awards consisting of 50% in PSUs and 50% in RSUs. PSUs are earned based on the achievement of performance related to Revenue, Operating Income Margin and Return on Invested Capital (“ROIC”) goals as outlined in the Company’s three-year strategic plan.
•
2021-2023 PSU awards: Our Named Executive Officers earned shares under the 2021 PSU three-year awards above target consistent with our financial result based on the achievement related to Revenue, Operating Income Margin and ROIC.

Best Compensation Practices and Policies

We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results	✗	No tax gross ups other than for qualified relocation expenses
✓	Maintain stock ownership guidelines	✗	No repricing or exchange of underwater options without shareholder approval
✓	Maintain anti-hedging and anti-pledging policies	✗	No option or stock appreciation rights granted below fair market value
✓	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✗	No supplemental executive retirement plans
✓	Use an independent compensation consultant	✗	No significant perquisites

23 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Evaluation of Say-on-Pay Advisory Vote

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. We also consider the feedback we receive from our investors throughout the year on topics including Company strategy and performance, governance, and executive compensation. At our 2023 annual meeting, the majority of our shareholders supported our say-on-pay proposal, with approximately 97% voting in favor of the Named Executive Officer compensation described in the 2023 proxy statement. Given this result, in addition to the shareholder feedback we received over the course of 2023, the Human Capital and Compensation Committee determined not to change its compensation philosophy or to significantly alter our compensation practices in 2023. We value the opinions of our shareholders and look forward to a continued, open dialogue on compensation matters and other issues relevant to our business.

What Guides Our Program

Philosophy and Objectives

Our executive compensation program is designed to:

•
attract, retain and reward the performance of our management talent;
•
incentivize the achievement of the Company’s strategic plan, and both short- and long-term operating objectives;
•
be transparent, fair and objective;
•
encourage the taking of prudent business risks for appropriate potential long-term benefits while avoiding excessive, unnecessary or unwise risk; and
•
encourage smart investment and prudent deployment of capital.

Primary Components of Compensation

The primary components of our executive compensation program are as follows:

•
Base Salary, which pays a set level of cash income to the executive.
•
Annual Performance-Based Incentive Award, which pays a variable cash award to reward achievement of short-term operational performance goals, which in 2023 was based on (i) total revenue, (ii) Adjusted Operating Income (as defined below), and (iii) inventory levels.
•
Long-Term Equity-Based Incentives, which are granted using a mix of equity as follows:
•
PSUs, designed to encourage the creation of long-term shareholder value and reward performance, subject to the achievement of specific long-term financial objectives over a specified performance period, which typically have a three-year performance cycle.
•
RSUs, which typically vest over a four-year period, are awarded to retain management, and permit each executive to steadily build an ownership stake in the Company to encourage the creation of long-term shareholder value.

Two of the four components are “at-risk” in that they only have value if the Company’s financial objectives are achieved. The Company believes that the design of these at-risk components closely aligns executive pay with performance beneficial to the Company and its shareholders over the short and long term.

The Decision-Making Process

Role of Human Capital and Compensation Committee. The Human Capital and Compensation Committee is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company, including those reporting directly to the CEO and those subject to Section 16 of the Exchange Act (“Section 16”), including, among others, our CEO and the other Named Executive Officers listed below in the Summary Compensation Table. The Human Capital and Compensation Committee recommends, and the Board of Directors approves, the CEO’s compensation. The Human Capital and Compensation Committee also approves the equity incentives provided to our executives, as well as most other employees (except for certain employees not subject to Section 16 for whom the CEO has been delegated authority to make limited awards). The Human Capital and Compensation Committee’s charter also includes the oversight of the Company’s human capital programs including diversity, equity and inclusion, as well as culture, talent management and organizational health.

The Human Capital and Compensation Committee annually reviews and approves operating and financial goals for the CEO, as well as evaluates the CEO’s performance against goals set for the year. The CEO’s performance against pre-determined goals is a significant factor in the Human Capital and Compensation Committee’s and the Board of Director’s setting of the CEO’s compensation package.

Additional information with respect to the authority of the committee is set forth above under “Operation of Board of Directors and Committees, Attendance, Director Independence.”

24 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to its authority under its written charter approved by the Board, the Human Capital and Compensation Committee may form and delegate authority to subcommittees of the Human Capital and Compensation Committee. Under its charter, the Human Capital and Compensation Committee may also delegate its authority with respect to equity awards to the extent permitted by the Texas Business Organizations Code, except that the Human Capital and Compensation Committee must approve all awards of equity-based compensation to any officer subject to Section 16.

Role of Management. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Human Capital and Compensation Committee; however, the Human Capital and Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The CEO annually reviews the performance of the other executive officers and presents his conclusions and recommendations as to salary adjustments, annual incentive target amounts, and annual equity awards to the Human Capital and Compensation Committee for its consideration. The Human Capital and Compensation Committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers. The Human Capital and Compensation Committee does not consider any recommendations from the CEO regarding his own compensation.

Role of Independent Compensation Consultant. The Human Capital and Compensation Committee has retained Pearl Meyer & Partners, LLC to serve as its independent compensation consultant (the “Consultant”) and perform reviews from time to time of our executive compensation practices, as well as the compensation of our Board of Directors. The Consultant advised the Human Capital and Compensation Committee on certain compensation matters relating to 2023 compensation of our executive officers and directors and has performed such a review in connection with the Human Capital and Compensation Committee’s decisions relating to 2023 compensation. The Consultant does not provide any services on behalf of management and does not have any potential business conflicts with its role as an independent advisor.

Competitive Market Review. The Company’s total target compensation opportunity is generally set in the median range of market compensation survey data and a peer group of companies (our “Peer Group” is further detailed below), which was refined by the Human Capital and Compensation Committee in 2023 and is reviewed annually to ensure an appropriate representative peer group. Our compensation program is designed to deliver above-median total compensation if above-median performance is achieved and below-median total compensation for below-median performance.

In setting executive compensation, the Human Capital and Compensation Committee considers all factors it deems relevant. The committee also considers data and recommendations presented by the Consultant or management based on market data that provide information on the level of the total target compensation (i.e., salary, annual incentive and long-term incentive compensation) paid to similarly positioned executives at companies in the Peer Group. To determine the amount of compensation to be paid to each of our executives, the committee performs an evaluation, including a review of the following (without assigning specific weight to each factor):

•
each executive’s performance, responsibilities and tenure in role;
•
market survey data;
•
relativity in pay among the Company’s executive officers;
•
comparability of each executive’s role to executives named in Peer Group proxy statements;
•
general compensation trends;
•
the Company’s financial position; and
•
for executives other than the CEO, the recommendations of the CEO.

The Human Capital and Compensation Committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation, cash and noncash compensation, setting the amount of equity awards or allocating equity awards between stock options, RSUs and PSUs. Rather, the Human Capital and Compensation Committee considers compensation in total for each individual, and may, accordingly, weight components differently from year-to-year.

Each year, the Human Capital and Compensation Committee evaluates peers from publicly traded companies that are major competitors or customers. The committee seeks to select peer companies that are comparable to Benchmark based on various criteria, including revenue, market capitalization, similar industry affiliation, scope of global operations and the belief that these companies compete for similar executive talent. The Human Capital and Compensation Committee reviewed and had no changes to the Peer Group for 2023. For 2023, the entities had revenues between $1.2 billion and $9.9 billion and median revenue of $2.4 billion, and focused on manufacturers and companies in the electrical components, information technology, semiconductor components and electronics manufacturing services industries.

The Peer Group for the fiscal year 2023 compensation decisions consisted of the following companies:

• Belden, Inc. • Celestica Inc. • Coherent Corporation (COHR)(f/k/a"II-VI Incorporated") • Curtiss-Wright Corporation • Fabrinet	• Littlefuse, Inc. • Methode Electronics, Inc. • OSI Systems, Inc. • Plexus Corp. • Sanmina Corporation

25 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

• Insight Enterprises, Inc.	• ScanSource, Inc.
• Itron, Inc	• TTM Technologies, Inc.
• Kimball Electronics, Inc.

Timing of Compensation Decisions

To reinforce performance feedback through compensation and to comply with certain regulations impacting performance-based awards, the Human Capital and Compensation Committee makes executive compensation decisions in the first quarter of each year. This allows for an assessment based on a focal point affording the opportunity to consider the relative contribution of each of the executives. The committee reviews and approves the available equity award pool for eligible employees, and individual awards for executive officers, once a year, on the date of the committee’s regularly scheduled first quarter meeting. When used, stock options have an exercise price equal to the closing price of the Common Shares on the date of award. The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information.

2023 Executive Compensation Program in Detail

Base Salary

The Human Capital and Compensation Committee reviews base salaries of the Named Executive Officers annually. In making salary determinations, the committee considers salary median range for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, the committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor) as well as the recommendations of the CEO (as to executive officers other than the CEO). During its review of base salaries for executives for 2023, the committee primarily considered market data provided by the Consultant, the results of a review of each executive’s compensation relative to the Company’s other executive officers, and each executive’s individual performance. In July 2023, base salary increases for our Named Executive Officers varied from 5% to 7%, due to merit and competitive conditions.

PHOENIXHARBOUR
Named Executive	2022 Base Salary	2023 Base Salary	Percentage Increase Compared to 2022
Jeffrey W. Benck	$950,000	$1,000,000	5.3%
Roop K. Lakkaraju	$508,305	$533,720	5.0%
David A. Moezidis	$—	$515,000	N/A
Stephen J. Beaver	$425,590	$455,381	7.0%
Rhonda R. Turner	$369,600	$388,080	5.0%

Annual Incentives

The purpose of the executive annual incentive compensation plan is to align the interests of executive officers with shareholders by motivating the achievement of superior operational and financial performance that increases shareholder value. Target annual incentive award opportunities are established based on a percentage of each executive officer’s then effective base salary. Incentive targets for 2023 were set by the Human Capital and Compensation Committee in the first quarter of 2023.

The following table sets forth the potential 2023 threshold, target and maximum award opportunities, as a percentage of salary, for the Named Executive Officers based on the Company’s achievement of the performance goals described below. No award is earned below

26 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

threshold; achievements between the achievement different levels (i.e., between threshold and target, and target and maximum) are paid ratably:

	Potential 2023 Incentive Payments as a Percentage of Salary Related to Achievement of Performance Goals

Named Executive	Threshold	Target	Maximum

Jeffrey W. Benck	62.5%	125.0%	250.0%
Roop K. Lakkaraju	40.0%	80.0%	160.0%
David A. Moezidis	37.5%	75.0%	150.0%
Stephen J. Beaver	32.5%	65.0%	130.0%
Rhonda R. Turner	27.5%	55.0%	110.0%

The total incentive award is determined according to the level of achievement of the aggregate corporate performance goals. The maximum incentive bonus for these executive officers was 200% of target.

Our practice is to award cash-based incentive bonuses based on the attainment of corporate performance goals. The below table sets forth the threshold, target and maximum performance goals for the annual incentive plan comprised of (i) Revenue, (ii) Adjusted Operating Income, and (iii) Inventory, weighted 40%, 45% and 15%, respectively. Each plan component is assessed independently with respect to 2023 financial results of the Company. The Human Capital and Compensation Committee believes these performance goals align with the Company’s continued focus on driving strategic initiatives of revenue and earnings growth while managing working capital responsibly. The annual incentive targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

At its regular first quarter 2023 meeting, the Human Capital and Compensation Committee determined that the performance goals for the 2023 annual incentive plan were achieved in the aggregate at 62.95% of target.

Corporate Performance Goals

Objective Level	Revenue	Adjusted Operating Income	Inventory(1)

Threshold	$2.618 billion	$103.4 million	$817.1 million
Target	$2.979 billion	$143.8 million	$785.7 million
Maximum	$3.248 billion	$166.8 million	$701.6 million
Actual	$2.780 billion(2)	$124.0 million	$858.8 million
Achievement to Target	72.37%	75.56%	0.00%

(1)
Represents the combined sum of inventories and contract assets on the consolidated balance sheet as of December 31, 2023 (subject to certain adjustments).
(2)
Represents actual revenue adjusted for revenue related to supply chain premiums as of December 31, 2023.

At its regular first quarter 2023 meeting, the Human Capital and Compensation Committee determined the extent to which the 2023 performance goals were achieved and approved the amount to be paid to each executive. The Human Capital and Compensation Committee determined that the Company exceeded the threshold for Revenue, and for Adjusted Operating Income, and did not achieve the threshold for Inventory, as described above. The table below sets forth the incentive award earned by each of the Named Executive Officers based on the 2023 performance results described above.

	Amount of Cash Incentive Earned	% of Earned Base Salary
Jeffrey W. Benck	$765,690	78.7%	(1)
Roop K. Lakkaraju	$261,890	50.4%	(2)
David A. Moezidis	$102,869	47.2%	(3)
Stephen J. Beaver	$179,767	40.9%	(4)
Rhonda R. Turner	$130,918	34.6%	(5)

(1)
Mr. Benck’s incentive payment consisted of the following percentages of base salary for each performance goal: 36.2% for revenue, 42.5% for Adjusted Operating Income and 0% for inventory.

27 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(2)
Mr. Lakkaraju’s incentive payment consisted of the following percentages of base salary for each performance goal: 23.2% for revenue, 27.2% for Adjusted Operating Income and 0% for inventory.
(3)
Mr. Moezidis’s incentive payment consisted of the following percentages of base salary for each performance goal prorated based on his July 2023 start date: 21.7% for revenue, 25.5% for Adjusted Operating Income and 0% for inventory.
(4)
Mr. Beaver’s incentive payment consisted of the following percentages of base salary for each performance goal: 18.8% for revenue, 22.1% for Adjusted Operating Income and 0% for inventory.
(5)
Ms. Turner’s incentive payment consisted of the following percentages of base salary for each performance goal: 15.9% for revenue, 18.7% for Adjusted Operating Income and 0% for inventory.

Long-Term Equity-Based Incentive Program

The Human Capital and Compensation Committee believes that our long-term equity-based incentive program focuses executives on key performance metrics that align with long-term shareholder value creation and the Company’s long–term strategic plan, establishes a direct link between compensation and the achievement of long-term financial objectives, and facilitates an increased equity ownership by our executives. In the first quarter of 2023, the committee awarded executive officers a combination of PSUs and RSUs under the Company's 2019 Omnibus Incentive Compensation Plan (the "2019 Omnibus Plan") as further described below.

2023 Awards

The long-term equity-based incentive compensation awards made in the first quarter of 2023 consisted of 50% of the total value awarded in PSUs and 50% in RSUs.

PSUs—The committee believes the PSUs, which are subject to the achievement of measurable, absolute financial goals, enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking. The financial goals for the 2023 grants were set by the committee and relate to the achievement of Revenue, Operating Income Margin and ROIC performance goals as outlined in the Company’s three-year strategic plan. Achievement of these goals will be assessed at the end of the three-year performance period. Each metric will be weighted and assessed equally and independently. The number of PSUs that will ultimately be earned will not be determined until the end of the corresponding performance periods and may vary from as low as zero to as high as 2.5 times the target number depending on the level of achievement of the performance goals.

RSUs—Long-term equity-based incentive compensation awards include time-based awards, which typically vest over four years, to improve retention of executive officers and to enable a steadily growing ownership stake in the Company that encourages long-term strategic performance.

To determine the awards for each executive officer, the committee evaluated each executive officer’s performance and responsibilities, and also considered market data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor). The evaluation was made with input from our CEO (as to executive officers other than the CEO), and also factored in the future potential contribution from each executive officer. Although management recommended the number of shares to be covered by equity awards granted to employees, the committee approved the grant of all equity awards and did not delegate the timing of such grants. Equity award grants to our CEO and other executive officers are not automatically made each year. The amount and terms of equity awards already held by executives generally are not significant factors in the committee’s determination of whether and how many equity awards should be granted to the executive officers each year.

The actual number of PSUs and RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The closing price of the Company’s stock on February 23, 2023 (the date of the grant) was $24.41 and for Mr. Moezidis it was $25.19 on August 15, 2023 (the date of his grant). The table below shows the target PSUs and RSUs awarded for fiscal 2023 for each of the named executive officers:

	2023 PSUs		2023 RSUs

	# of Units	Grant Date $ Value	# of Units	Grant Date $ Value

Jeffrey W. Benck	81,934	$2,000,000	81,934	$2,000,000
Roop K. Lakkaraju	27,653	$675,000	27,653	$675,000
David A. Moezidis	19,850	$500,000	43,669	$1,100,000
Stephen J. Beaver	17,411	$425,000	17,411	$425,000
Rhonda R. Turner	10,754	$262,500	10,754	$262,500

A Closer Look at PSUs. Any vesting of PSUs depends on the Company’s achievement of financial goals set by the Human Capital and Compensation Committee and derived from the Company’s overall financial objectives, which for PSUs awarded in 2023 with a three-year performance period ending in December 2025, included goals relating to:

28 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•
Revenue: Revenue shall be the total revenue as reported in the Company’s consolidated financial statements for the measurement year.
•
Operating Income Margin: Operating Income Margin shall be the operating income as reported in the Company’s consolidated financial statements for the measurement year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets (“Adjusted Operating Income”), divided by the revenue; and
•
ROIC: ROIC shall be the operating income as reported in the Company’s consolidated financial statements for the measurement year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets and stock compensation expense, adjusted for taxes (i.e., multiplied by one minus the tax rate), divided by the quarterly average of invested capital by the Company during the performance period, as described below. The tax rate used shall equal the book tax rate for the Company for the measurement year, excluding all discrete items. The quarterly average of invested capital shall equal the average of invested capital on each of last five quarterly consolidated balance sheets for the Company during the performance period (opening balance sheet (fourth quarter of year prior to measurement year) and first quarter, second quarter, third quarter and fourth quarter balance sheets of the measurement year). Invested capital for each balance sheet shall equal the sum of total interest-bearing debt and finance leases (both current and long-term), minority interest, and shareholders’ equity as of the date of each balance sheet less cash and cash equivalents and restricted cash at each balance sheet date.

The Human Capital and Compensation Committee believes that revenue growth, operating margin and the efficient use of invested capital are key long-term determinants of shareholder value. The PSU targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

2021 PSU Award Results

The below table sets forth the threshold, target and maximum performance goals for the 2021 PSU three-year awards comprised of (i) revenue, (ii) Operating Income Margin, and (iii) ROIC, weighted in equal thirds. Each plan component is assessed independently with respect to 2023 financial results of the Company.

	2021 PSU Performance Goals

Objective Level	Revenue	Operating Income Margin	ROIC

Threshold - 50%	$2.200 billion	3.80%	9.80%
Target - 100%	$2.572 billion	4.30%	11.50%
Maximum - 250%	$2.958 billion	4.85%	13.30%
Actual	$2.780 billion(1)	4.50%	9.30%

(1)
Represents actual revenue adjusted for revenue related to supply chain premiums as of December 31, 2023.

At its regular first quarter 2023 meeting, the Human Capital and Compensation Committee determined that the performance goals for the 2021 PSU awards were achieved in the aggregate at 111.6% of target and, therefore, shares were approved and issued under such awards.

Other Compensation Practices, Policies and Guidelines

Share Ownership Guidelines

Our Named Executive Officers are subject to a share ownership requirement implemented in 2008 and last revised August 2022. According to that policy and while employed at the Company, within five years of becoming a Section 16 Officer under SEC guidelines, these senior officers must retain 20% of each vesting of RSUs until they meet the minimum ownership threshold of qualifying shares having a market value of at least 5x annual base salary for the CEO and 2x annual base salary for the other Named Executive Officers. Once the minimum ownership threshold is achieved, the threshold number of shares must be retained, and the officer remains in compliance despite any decrease in the market value of the Common Shares or any increase in base salary. All Named Executive Officers are in compliance with this ownership requirement or have not been with the Company five years and are progressing toward the required amount.

Hedging, Short Sales and Pledging Policies

Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities.

29 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Deferred Compensation Benefits

In order to attract and retain key employees, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pretax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code (the "Code") and be administered as a nonqualified ‘‘top-hat’’ plan exempt from the substantive requirements of the Employee Retirement Income Security Act. All contributions by employees to the Deferred Compensation Plan, as well as any contributions by the Company, are fully vested upon contribution.

Retirement Benefits

All employees in the United States, including our executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the “Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash at 100% of eligible employee contributions up to 4% upon hire. All contributions by employees to the Savings Plan, as well as any matching contributions by the Company, are fully vested upon contribution.

Perquisites and Personal Benefits

The Company historically has offered only minimal perquisites or other personal benefits to executive officers, consisting of a portion of the cost of financial planning services, health club memberships and annual physical exams.

Clawback Policy

In 2023, the Company adopted an updated clawback policy (the "Clawback Policy") regarding accounting restatements in accordance with the SEC's adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Company will promptly recoup any erroneously awarded compensation received by each current or former executive officer covered by the Clawback Policy during an applicable three-year recovery period. “Erroneously awarded compensation” is the amount of Incentive Compensation (as defined under the Clawback Policy) received during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (and such amount must be calculated without regard to any taxes paid). If the erroneously awarded compensation amount cannot be determined based on a calculation directly from the information in the accounting restatement, then the erroneously awarded compensation amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received and the Company must document and maintain its determination of that reasonable estimate and provide such documentation to the NYSE. The Committee will determine, in its sole discretion, the timing and method for recouping such erroneously awarded compensation. The Company may not indemnify any such executive officer against the loss of such erroneously awarded compensation. Current and future executive officers covered by the Clawback Policy are expected to expressly acknowledge being subject to the Clawback Policy.

Analysis of Compensation Risk

Periodically our Human Capital and Compensation Committee analyzes the potential risks posed by the Company’s compensation programs to determine whether the programs might encourage our executive officers to take unnecessary or excessive risks, or whether the programs might encourage the manipulation of reported earnings. As part of its analysis the committee also considers mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	• Increase in fixed expense. • Retention challenges if below market levels.	• Management of expenses and increases. • Annual market surveys.

Annual Incentive Plan	• Imprudent risk taking to maximize short-term reported financial results. • Short term operating income optimization without regard for longer term results.	• Internal financial controls. • Award caps. • Tied to independently audited results.

Long-Term Equity-Based	• Imprudent risk taking to maximize short-term stock price.	• Long-term incentive awards at risk. • Share ownership guidelines.

30 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Component	Potential Risk	Mitigating Factors
Incentive Plans	• Earnings manipulation.	• Vesting periods. • Internal financial controls. Independent audit.

Health & Insurance Benefits	• Increase in fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys. • Strategic plan design to minimize cost escalations and consumer driven design components.

Retirement Benefits (Savings and Deferred Compensation Plans)	• Increase in fixed expense. • Retention challenges if not market competitive. • Legal compliance risks.	• Management of expenses. • Limited nonqualified retirement benefits. • Third-party professional advisors.

Severance Plans	• Increase in fixed expense.	• Limitations within employment, severance and change of control agreements. • Benefit limits.

Perquisites & Expatriate Benefits	• Increase in fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys.

Overall, we believe that the Company’s compensation programs include an appropriate mix of fixed and variable features, short-term and long-term incentives and centralized oversight. Based on this, the Human Capital and Compensation Committee has determined that our compensation program is unlikely to motivate inappropriate risk-taking.

Certain Tax Considerations

Beginning with our 2018 tax year, Section 162(m) of the Code (“Section 162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although, the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Human Capital and Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of shareholder value, irrespective of tax deductibility.

31 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee operates under a written charter approved by the Board of Directors. As required by the charter, each member of the committee is independent, and no member of the committee has any interlocking or other relationships with the Company.

The committee administers the Company’s executive compensation program. Among other things, the committee is responsible for:

•
establishing the compensation of our CEO, which is then ratified by the full Board;
•
reviewing and approving the compensation of the Named Executive Officers other than the CEO as proposed by the CEO;
•
administering the Company’s employee benefit plans; and
•
overseeing the Company’s human capital programs, including diversity, equity and inclusion, as well as culture, talent management and organizational health.

The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2023 and other compensation disclosures in this Proxy Statement with management. Based on such reviews and discussions, the committee recommended to the Board that the compensation-related disclosures made in this Proxy Statement, including the Compensation Discussion and Analysis, be included herein and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted,

Human Capital and Compensation Committee

Robert K. Gifford, Chair

Anne De Greef-Safft

Jeffrey S. McCreary

David W. Scheible

32 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our CEO and our other Named Executive Officers for 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Jeffrey W. Benck	2023	$973,077	$—	$4,000,000	$765,690	$98,672	$5,837,439
President,	2022	942,923	—	3,850,000	1,832,925	92,802	6,718,650
Chief Executive Officer (CEO)	2021	919,731	—	4,375,000	1,388,113	54,002	6,736,846
Roop K. Lakkaraju	2023	520,035	—	1,350,000	261,890	46,571	2,178,496
Former Executive Vice President,	2022	500,857	—	1,250,000	623,107	42,935	2,416,899
Chief Financial Officer (CFO)(4)	2021	480,304	—	1,250,000	504,281	27,654	2,262,239
David A. Moezidis(5)	2023	217,885	100,000	1,600,000	102,869	32,519	2,053,273
Executive Vice President,
Chief Commercial Officer
Stephen J. Beaver	2023	439,340	—	850,000	179,767	33,929	1,503,036
Senior Vice President, General Counsel and	2022	413,685	—	697,000	418,159	31,783	1,560,628
Chief Legal Officer, Corporate Secretary	2021	381,004	—	837,000	300,018	15,754	1,533,776
Rhonda R. Turner(6)	2023	378,129	—	525,000	130,918	47,895	1,081,942
Senior Vice President,
Chief Human Resources Officer

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2023, 2022 and 2021.

(1)
The amounts reflect the aggregate grant date fair value of RSU and PSU grants pursuant to the Company’s equity plans during the fiscal years ended December 31, 2023, 2022 and 2021, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Stock awards were valued using the closing market price of the Common Shares on the grant date. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement, which was determined to be the probable outcome. For PSUs, assuming the performance conditions will be achieved at a maximum level of 250% of target for grants in 2023, the grant date fair value of PSU awards for each of our Named Executive Officers would be as follows:

Mr. Benck	$5,000,000
Mr. Lakkaraju	$1,687,500
Mr. Moezidis	$1,250,000
Mr. Beaver	$1,062,500
Ms. Turner	$656,250

(2)
The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual executive incentive compensation plan. The amounts include cash bonuses earned in year of service regardless of when paid. The bonuses for 2023 were paid in early 2024.
(3)
For the year ended December 31, 2023, the “All Other Compensation” column includes (a) $12,200 to each of Messrs. Benck, Lakkaraju and Beaver and Ms. Turner, and $5,546 to Mr. Moezidis paid by the Company pursuant to the Company’s Savings Plan (under the Savings Plan, the Company is obligated to make matching contributions according to the terms of the Savings Plan), (b) payments by the Company to Messrs. Benck, Lakkaraju, Moezidis and Beaver and Ms. Turner pursuant to the Company’s Deferred Compensation Plan as elective contributions (see “Registrant Contributions in Last Fiscal Year” column below under Nonqualified Deferred Compensation), and (c) payments by the Company of premiums for term life insurance on behalf of each of our Named Executive Officers. In addition, Mr. Benck received $10,724 of perquisites during 2023, which included $5,000 for financial planning services, $3,000 for a health club membership and $2,724 for his annual executive physical. Mr. Lakkaraju received $9,010 of perquisites during 2023, which included $5,000 for financial planning services, $2,358 for a health club membership and $1,652 for his annual executive physical. Mr. Beaver received $4,775 of perquisites during 2023, which included $1,700 for financial planning services and $3,600 for a health club membership. Ms. Turner received $1,985 of perquisites during 2023 which included $785 for financial planning services and $1,200 for a health club membership.

33 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(4)
Mr. Lakkaraju resigned from his position effective April 1, 2024 and is no longer with the Company.
(5)
Mr. Moezidis became an Executive Officer in July 2023 and was deemed a Named Executive Officer in 2023.
(6)
Ms. Turner became an Executive Officer in July 2019 and was deemed a Named Executive Officer in 2023.

Employment and Other Agreements

The Company has entered into an employment agreement with Mr. Benck and severance agreements with Messrs. Lakkaraju, Moezidis and Beaver and Ms. Turner. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive.

Each agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances. A more detailed discussion of the severance terms is set forth in “Potential Payments upon Termination or Change in Control”.

Each agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the agreement and for two years thereafter, as well as a confidentiality covenant of indefinite length.

In addition to the restrictive covenants described in the preceding sentence, Messrs. Benck, Lakkaraju, Moezidis and Beaver and Ms. Turner may not, during their periods of employment and for two years thereafter, divert customers of the Company to its competitors.

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (the "2010 Omnibus Plan") authorized, and its replacement, the 2019 Omnibus Plan, authorizes, the Company, upon approval of the Human Capital and Compensation Committee, to grant a variety of types of awards, including stock options, restricted shares, RSUs, stock appreciation rights, performance compensation awards, including PSUs, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company. The 2010 Omnibus Plan was replaced in May 2019 and no additional grants can be made under that plan. The 2019 Omnibus Plan was approved by the Company’s shareholders in May 2019 and replaced the 2010 Omnibus Plan. As of December 31, 2023, the Company had equity awards outstanding with respect to 1.7 million Common Shares under the Company’s 2010 Omnibus Plan and 2019 Omnibus Plan, and 2.3 million additional Common Shares are available for issuance under the 2019 Omnibus Plan.

The following table sets forth information concerning grants of RSUs and PSUs to the Named Executive Officers during 2023 under the 2019 Omnibus Plan, as well as estimated possible payouts under cash and equity incentive plans. The Company did not grant any stock option awards during 2023; accordingly, these columns have been omitted.

2023 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Awards ($)(3)

Jeffrey W. Benck	2/23/2023	—	—	—	40,967	81,934	204,835	—	$2,000,000
	2/23/2023	—	—	—	—	—	—	81,934	$2,000,000
	2/23/2023	$625,000	$1,250,000	$2,500,000	—	—	—	—	—
Roop K. Lakkaraju	2/23/2023	—	—	—	13,827	27,653	69,133	—	$675,000
	2/23/2023	—	—	—	—	—	—	27,653	$675,000
	2/23/2023	$213,488	$426,976	$853,952	—	—	—	—	—
David A. Moezidis	8/15/2023	—	—	—	9,925	19,850	49,625	—	$500,000
	8/15/2023	—	—	—	—	—	—	43,669	$1,100,000
	7/17/2023	$193,125	$386,250	$772,500	—	—	—	—	—
Stephen J. Beaver	2/23/2023	—	—	—	8,706	17,411	43,528	—	$425,000
	2/23/2023	—	—	—	—	—	—	17,411	$425,000
	2/23/2023	$147,999	$295,998	$591,995	—	—	—	—	—
Rhonda R. Turner	2/23/2023	—	—	—	5,377	10,754	26,885	—	$262,500
	2/23/2023	—	—	—	—	—	—	10,754	$262,500
	2/23/2023	$106,722	$213,444	$426,888	—	—	—	—	—

34 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(1)
The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential payout under the 2023 annual executive incentive compensation plan for the Named Executive Officers in 2023.
(2)
The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential shares that may be earned in respect of PSUs granted under the 2019 Omnibus Plan for the Named Executive Officers in 2023. The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2025. Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum”.
(3)
The amounts shown in this column reflect the grant date fair value of the RSU and PSU awards granted in 2023, as computed in accordance with FASB ASC Topic 718. The RSUs and PSUs were valued using the closing market price of the Common Shares on the grant date. The amounts for the PSUs assume a target level of achievement, which was determined to be the probable outcome.

2023 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mr. Benck	183,708	(1)	$5,077,689	217,247	(2)	$6,004,707
Mr. Lakkaraju	58,899	(1)	$1,627,968	69,203	(2)	$1,912,771
Mr. Moezidis	43,669	(1)	$1,207,011	19,850	(2)	$548,654
Mr. Beaver	36,238	(1)	$1,001,618	42,667	(2)	$1,179,316
Ms. Turner	24,859	(1)	$687,103	29,173	(2)	$806,342

(1)
The following table provides the number of unvested RSU awards by vesting date held by our Named Executive Officers as of December 31, 2023, subject to the executive’s continued employment.

Vesting Date	Mr. Benck	Mr. Lakkaraju	Mr. Moezidis	Mr. Beaver	Ms. Turner
February 19, 2024	15,297	4,370	—	2,959	2,203
February 20, 2024	15,586	4,453	—	2,844	2,494
February 23, 2024	20,484	6,913	—	4,353	2,689
February 25, 2024	18,531	6,017	—	3,355	2,402
August 15, 2024	—	—	10,917	—	—
February 19, 2025	15,298	4,373	—	2,959	2,203
February 23, 2025	20,483	6,914	—	4,353	2,688
February 25, 2025	18,531	6,016	—	3,355	2,401
August 15, 2025	—	—	10,918	—	—
February 23, 2026	20,484	6,913	—	4,352	2,689
February 25, 2026	18,531	6,017	—	3,355	2,402
August 15, 2026	—	—	10,917	—	—
February 23, 2027	20,483	6,913	—	4,353	2,688
August 15, 2027	—	—	10,917	—	—
	183,708	58,899	43,669	36,238	24,859

(2)
This represents the number of shares that will be delivered assuming target level of performance for PSU awards. The number of PSUs that will ultimately be earned will not be determined until the end of the respective performance periods, and may vary from as low as zero to as high as 2.5 times the target number. PSU awards with a performance period ending as of December 31, 2023 are represented at actual achievement levels.

35 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

2023 Stock Vested Table

The following table sets forth information concerning vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Mr. Benck	181,841	$4,348,536
Mr. Lakkaraju	51,240	$1,239,504
Mr. Moezidis	—	$—
Mr. Beaver	29,949	$724,542
Ms. Turner	27,823	$677,736

(1)
The amounts were calculated by multiplying the number of shares acquired on vesting by the Company’s closing stock price per share on the vesting date.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of ‘‘compensation’’ (commission and such other cash compensation or equity compensation approved by the Human Capital and Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Mr. Benck	$—	$75,408	$21,474	$—	$282,037
Mr. Lakkaraju	$—	$25,021	$5,975	$—	$144,391
Mr. Moezidis	$—	$11,426	$110	$—	$11,536
Mr. Beaver	$—	$16,614	$1,873	$—	$50,160
Ms. Turner	$25,311	$10,639	$14,156	$(22,731)	$103,280

(1)
The amounts reported in the “Registrant Contributions in Last Fiscal Year” column are included in the Summary Compensation Table in the “All Other Compensation” column.
(2)
These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the Summary Compensation Table. All contributions to the Deferred Compensation Plan, including Company contributions, are fully vested upon contribution.
(3)
Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements in prior years: Mr. Benck - $186,684, Mr. Lakkaraju - $80,294, Mr. Moezidis - $0, Mr. Beaver - $31,274, and Ms. Turner - $0.

36 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Potential Payments upon Termination or Change in Control

The Company has entered into agreements with the Named Executive Officers that would require the payment of severance by the Company if the applicable executive’s employment were terminated (i) by the Company without cause or (ii) by the executive for “good reason”. The severance to be paid to Messrs. Lakkaraju, Moezidis and Beaver and Ms. Crawford is equal to 100% of the executive’s annual base salary, plus the achievement level bonus for the full year of termination payable when bonuses are otherwise paid to the Company’s employees. If these executives secure other employment following termination, the foregoing payments will be reduced to 50% of the balance still owing.

In addition, the Company will provide Messrs. Lakkaraju, Moezidis and Beaver and Ms. Turner continuation of health insurance coverage for one year after the termination of employment. Additionally, in the case of Messrs. Lakkaraju, Moezidis and Beaver and Ms. Turner, the agreements provide for payment of severance upon the executive’s death or disability in an amount equal to a prorated bonus. Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event the Company terminated Mr. Benck’s employment without cause or Mr. Benck terminated his employment for “good reason”, Mr. Benck would be entitled to receive a lump-sum cash payment equal to two times the sum of (1) Mr. Benck’s (A) annual base salary at the time of his termination plus (B) the greater of his target bonus for the year in which the termination date occurs and the last annual bonus paid to Mr. Benck prior to the termination date (the sum of (A) and (B), the “Total Cash Amount”), and (2) pro rata vesting of all service or time-based unvested RSUs held on the termination date, based on the number of days elapsed in the Initial Term prior to the termination date, and all of his unvested performance-based awards would be forfeited.

In the event the Company terminated Mr. Benck’s employment without cause or Mr. Benck terminated his employment for “good reason” within the 24-month period immediately following a change in control of the Company, then he would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount set forth above and full accelerated vesting of all outstanding RSUs and his PSUs would vest based on target performance.

In either case or in the case of Mr. Benck’s death or disability, the Company would also pay for the portion of the premium cost for Mr. Benck’s group health insurance coverage that it would pay him if he had remained employed by the Company for a period of 18 consecutive months after the termination date, or until such earlier time at which he becomes eligible for similar benefits by reason of new employment or is otherwise no longer eligible for continued coverage under applicable law.

The agreements also provide that if payments and benefits provided thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Code, such payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax, but only if the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits as a result of such reduction.

In the case of Messrs. Lakkaraju, Moezidis and Beaver and Ms. Turner, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s target compensation opportunity greater than 10%, (iii) a move to a principal office location that is more than 50 miles from Tempe, Arizona without his or her consent, (iv) the Company’s failure to renew the agreement for a successive one-year term, or (v) a material breach by the Company of any other provision of the agreement that is not cured after written notice by the executive.

In the case of Mr. Benck, “good reason” is generally defined as (i) a material diminution of his title or responsibilities, (ii) a reduction in his base salary or annual bonus or long-term incentive compensation opportunity, (iii) relocation of the primary workplace more than 35 miles from his prior workplace, or (iv) a material breach by the Company of his employment agreement that is not cured after written notice by Mr. Benck.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination upon a Change in Control

The table below reflects the amount of compensation payable to the Named Executive Officers upon involuntary not-for-cause termination, or termination by the executives for good reason and termination following a change of control in accordance with their employment or severance agreements. The amounts shown assume that such termination was effective as of December 31, 2023 and includes amounts earned through such time and estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Upon separation from the Company, the Named Executive Officers will be entitled to receive all amounts accrued and vested under the Savings Plan and the Deferred Compensation Plan. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

The Company’s outstanding equity awards would vest in the event of a termination of employment by the Company without cause or by the awardholder for “good reason” within the two-year period following a change in control of the Company. However, the Company’s outstanding equity awards would vest immediately prior to a change in control if the awards are not assumed or substituted by the successor company or its parent or subsidiary in connection with the transaction. Under the equity award agreements, “good reason” is defined as (i) a material diminution of the awardholder’s duties or responsibilities, (ii) a reduction in the awardholder’s base salary

37 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

greater than 10%, or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of the awardholder’s employment agreement or any other agreement between the Company and the awardholder.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Awards		Total Payments

Mr. Benck	$5,665,850	$35,079	$3,150,462	(3)	$8,851,391	(5)
Mr. Benck—Change in Control	16,997,550	35,079	11,082,396	(4)	28,115,025	(5)
Mr. Lakkaraju(6)	795,610	23,386	—		818,996	(5)
Mr. Lakkaraju—Change in Control	1,591,220	35,079	3,540,739	(4)	5,167,038	(5)
Mr. Moezidis	617,869	14,989	—		632,858	(5)
Mr. Moezidis—Change in Control	1,235,738	22,484	1,755,665	(4)	3,013,887	(5)
Mr. Beaver	635,148	24,052	—		659,200	(5)
Mr. Beaver—Change in Control	1,270,296	36,078	2,180,934	(4)	3,487,308	(5)
Ms. Turner	518,998	14,989	—		533,987	(5)
Ms. Turner—Change in Control	1,037,996	22,484	1,493,444	(4)	2,553,924	(5)

(1)
Payment based on annual base salary as of December 31, 2023 and, if applicable, any cash incentive bonus payable under the terms of their agreements. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)
Estimated cost to the Company of providing applicable insurance welfare benefits for (i) 18 months for Mr. Benck and (ii) 12 months (18 months, in the event of a termination of employment in connection with a change in control) for Messrs. Lakkaraju, Moezidis, Beaver and Ms. Turner, in each case after the termination of employment based on average annual cost per employee.
(3)
The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination, multiplied by (B) the closing price per share of the Common Shares on December 31, 2023.
(4)
The value of the accelerated vesting benefit equals (A) the number of RSUs and PSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination within the two-year period following a change of control event, multiplied by (B) the closing price per share of the Common Shares on December 31, 2023.
(5)
These payments and benefits are subject to reduction if their receipt triggers the golden parachute excise tax under Section 4999 of the Code. As indicated above, payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by the Named Executive Officer in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by them in respect of such payments and benefits as a result of such reduction.
(6)
Mr. Lakkaraju resigned effective April 1, 2024.

Potential Payments upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2023, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of the executive’s death or disability. All contributions to the Deferred Compensation Plan are fully vested upon contribution and would be paid out upon death or disability. See “Compensation Tables and Narratives—Nonqualified Deferred Compensation.”

Name	Lump Sum Payment Attributable to Salary(1)	Lump Sum Payment Attributable to Cash Incentive Bonus(1)	Continuation of Health Insurance Benefits(2)	Vesting of Stock Awards(3)

Mr. Benck	$—	$—	$35,079	$11,082,396
Mr. Lakkaraju	—	261,890	—	1,627,968
Mr. Moezidis	—	102,869	—	1,207,011
Mr. Beaver	—	179,767	—	1,001,618
Ms. Turner	—	130,918	—	687,103

38 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(1)
Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2023. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)
Estimated cost to the Company of providing health insurance benefits for 18 months following the death or disability of Mr. Benck.
(3)
The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the death or disability of the Named Executive Officers and for Mr. Benck all unvested PSU at target payout, multiplied by (B) the closing price per share of the Common Shares on December 31, 2023.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below. You should refer to “2023 Executive Compensation Program in Detail” in the Compensation Discussion and Analysis in this Proxy Statement for a complete description of how executive compensation relates to Company performance and how the Human Capital and Compensation Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Jeffrey W. Benck $	Compensation Actually Paid to Jeffrey W. Benck(1)(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3) $	BHE Total Shareholder Return $	10-K Peer Group Total Shareholder Return $	Net Income (in thousands) $	Revenue (in thousands) $
2023	5,837,439	4,425,392	1,679,186	1,506,671	110.48	213.11	64,315	2,838,976
2022	6,718,650	8,543,236	1,803,293	2,202,770	77.68	161.57	68,229	2,886,331
2021	6,736,846	4,310,263	1,776,762	1,053,904	78.87	147.52	35,770	2,255,319

39 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(1)
Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2023		2022		2021
	Jeffrey W. Benck	Average Non-CEO NEOs	Jeffrey W. Benck	Average Non-CEO NEOs	Jeffrey W. Benck	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$5,837,439	$1,679,186	$6,718,650	$1,803,293	$6,736,846	$1,776,762

Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(4,000,000)	$(1,081,250)	$(3,850,000)	$(854,673)	$(4,375,000)	$(961,344)
Year-end fair value of unvested awards granted in the current year	$4,529,294	$1,210,321	$3,956,739	$878,408	$4,145,568	$910,960
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(1,820,841)	$(286,789)	$1,755,646	$377,497	$(2,377,268)	$(688,242)
Fair values at vest date for awards granted and vested in current year	$4,629,967	$694,789	$1,646,191	$341,880	$1,459,832	$293,019
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(4,853,336)	$(727,383)	$(1,717,137)	$(356,934)	$(1,298,236)	$(282,430)
Dividends or dividend equivalents not otherwise included in total compensation	$102,869	$17,797	$33,147	$13,299	$18,521	$5,179
Total Adjustments for Equity Awards	$(1,412,047)	$(172,515)	$1,824,586	$399,477	$(2,426,583)	$(722,858)

Compensation Actually Paid (as calculated)	$4,425,392	$1,506,671	$8,543,236	$2,202,770	$4,310,263	$1,053,904

(2)
Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance of PSUs at each measurement date.
(3)
Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2023: Mr. Lakkaraju; Mr. Moezidis; Mr. Beaver; Ms. Turner

2022 and 2021: Mr. Lakkaraju; Mr. Buseman; Mr. Beaver; Mr. Crawford

Most Important Performance Measures

In our assessment, the most important performance measures used to link CAP to Company performance are listed in the table below, not ranked in order of importance. The role of each of these performance measures in our executive compensation program is discussed in the Compensation Discussion and Analysis.

Performance Measures

•
Revenue
•
Operating Income Margin
•
Return On Invested Capital (ROIC)

Descriptions of the Relationships Presented in the Pay Versus Performance Table

The illustrations below compare the relationships between CAP and the following measures:

•
the Company’s cumulative TSR and the Form 10-K Peer Group’s cumulative TSR;
•
the Company’s Net Income; and
•
the Company’s Revenue

40 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

CAP vs. TSR

CAP vs. Net Income

CAP vs. Revenue

41 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

CEO Pay Ratio

As required by SEC rules, the Company is disclosing the median of the annual total compensation of all employees of the Company (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (“Item 402(u)”) and based on our internal records and the methodology described below.

Consistent with Item 402(u), the Company reviewed its global employee population at the end of the Company’s fiscal year or December 31, 2023 to prepare the analysis. Using the Company’s internal records for December 31, 2023, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 13,553 individuals, with approximately 23% of these individuals located in the United States, 41% in Asia, 11% in Europe and the remaining 25% in Mexico. Based on a review of the data as of December 31, 2023, the Company concluded that there has been no change in its employee population or employee compensation arrangements that it believes would result in a significant change to its pay ratio disclosure. As a result, the median employee was identified using the Company’s last payroll records of 2022 and the base salary paid to employees (annualized in the case of employees who joined the Company during 2022), excluding our CEO, as the Company believes this to be a consistently applied measure across its population. Other sources of compensation were then added to calculate the annual total compensation of the median employee.

For fiscal 2023, the median employee’s annual total compensation was $11,557 and the annual total compensation of the Company’s CEO was $5,837,439. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employee for fiscal 2023 is 505:1. The median employee is a direct labor worker at our Penang, Malaysia manufacturing facility.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based upon our reasonable judgments and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio; accordingly, the pay ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company. For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Board considers the significant amount of time that directors spend in

42 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

fulfilling their duties, as well as the skill they bring to the Board. Any changes to non-employee director compensation practices are recommended by the Human Capital and Compensation Committee, working with its Consultant, for approval by the full Board.

The Human Capital and Compensation Committee annually reviews and evaluates non-employee director compensation practices in relation to comparable companies. Based on its most recent review, conducted with the benefit of the committee’s Consultant, the committee recommended no increase in the annual retainer that has been paid to directors or the fees paid for attendance at Board and committee meetings. Each non-employee director receives an RSU award with a $150,000 value on the date of the annual shareholders meeting; a director first elected on a date other than the date of the annual shareholders meeting receives an RSU award that is discounted on a pro rata basis for the portion of the year served. Each RSU vests over a one-year period following its issuance.

In addition, non-employee directors are subject to a minimum share ownership requirement. Within five years of the date the director joins the Board, each non-employee director is required to directly own Common Shares of the Company with a market value of at least $350,000 (five times the annual board retainer). All Directors are in compliance with this ownership requirement, including those progressing toward the required amount.

Cash Compensation Paid to Non-employee Directors

The following table shows the 2023 non-employee director compensation program as determined by the Board upon the recommendation of the Human Capital and Compensation Committee. Accrued meeting fees and pro rata retainers are paid quarterly.

Annual Board Retainer	$70,000
Annual Non-Executive Board Chair Retainer	$80,000
Annual Audit Committee Chair Retainer	$25,000
Annual Audit Committee Member Retainer	$10,000
Annual Compensation and Human Capital Committee Chair Retainer	$22,500
Annual Compensation and Human Capital Committee Member Retainer	$10,000
Annual Nominating, Sustainability and Corporate Governance Committee Chair Retainer	$15,000
Annual Nominating, Sustainability and Corporate Governance Committee Member Retainer	$7,500

Directors are also reimbursed for their reasonable travel expenses incurred on Company business.

Equity-Based Compensation Program for Non-employee Directors

In 2002, the Board adopted and shareholders approved the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan). The purpose of the 2002 Plan was to encourage ownership of the Common Shares by eligible non-employee directors, to increase their incentive to render services and exert maximum effort for the success of the Company, and to further align their interests with shareholders. The 2002 Plan terminated in February 2012 and was replaced by the 2010 Omnibus Plan; no additional grants may be made under the 2002 Plan. In May 2019, the 2010 Omnibus Plan was terminated and replaced with the 2019 Omnibus Plan approved by the Company’s shareholders. No additional grants may be made under the 2010 Omnibus Plan. The 2010 Omnibus Plan will, however, continue to govern awards previously granted under the 2010 Omnibus Plan.

During 2023, an aggregate 58,582 RSUs were granted to non-employee directors under the 2019 Omnibus Plan. These awards vest over a one-year period, unless pro-rated due to appointment, starting from the grant date.

43 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

2023 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during 2023. The Company did not grant any stock option awards to any of our non-employee directors during 2023, and none of them is covered by a nonequity incentive plan, pension plan or nonqualified deferred compensation plan; accordingly, these columns have been omitted.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
David W. Scheible	$167,500	$150,000	$317,500
Douglas M. Britt(2)	60,000	205,890	265,890
Anne De Greef-Safft	87,500	150,000	237,500
Douglas G. Duncan(3)	21,875	—	21,875
Robert K. Gifford	100,000	150,000	250,000
Ramesh Gopalakrishnan	80,000	150,000	230,000
Kenneth T. Lamneck	95,000	150,000	245,000
Jeffrey S. McCreary	87,500	150,000	237,500
Lynn A. Wentworth	95,000	150,000	245,000

(1)
The amounts reflect the aggregate fair value of RSUs granted pursuant the 2019 Omnibus Plan during 2023, computed in accordance with the provisions of FASB ASC Topic 718. The RSU awards were valued using the closing market price of the Common Shares on the grant date.
(2)
Mr. Britt was appointed to the Board in January 2023 and received a pro-rata award at the time of his appointment.
(3)
Mr. Duncan is a former director who retired in January 2023.

The following table sets forth information concerning unvested RSUs held by each of the non-employee directors in the table above as of December 31, 2023.

Name	Number of Shares or Units of Stock That Have Not Vested
David W. Scheible	7,073
Douglas M. Britt	7,073
Anne De Greef-Safft	7,073
Robert K. Gifford	7,073
Ramesh Gopalakrishnan	7,073
Kenneth T. Lamneck	7,073
Jeffrey S. McCreary	7,073
Lynn A. Wentworth	7,073

44 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote to approve Named Executive Officer compensation. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing shareholders an opportunity to cast a nonbinding, advisory vote to approve the compensation of our Named Executive Officers as disclosed above pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

This Say-on-Pay vote is advisory only and not binding on the Company, the Human Capital and Compensation Committee or the Board. However, the committee and Board will take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

As advised by our shareholders at the 2023 annual meeting (commonly referred to as a “Say-on-Frequency” vote) and approved by our Board, the Say-on-Pay vote is held annually. The next Say-on-Pay proposal is expected to occur at the 2025 annual meeting of shareholders.

Recommendation

✓	The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED

Unless a proxy is marked to give a different direction, the persons named in the proxy will provide an advisory vote FOR the approval of the advisory resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

45 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of April 5, 2024, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each Named Executive Officer of the Company and all directors and executive officers of the Company as a group.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288.

Beneficial Owners	Common Shares Beneficially Owned (1)		Percentage of Outstanding Common Shares
Stephen J. Beaver	52,251		(2)
Jeffrey W. Benck	263,464		(2)
Douglas M. Britt	9,071	(3)	(2)
Anne De Greef-Safft	28,277	(3)	(2)
Ramesh Gopalakrishnan	16,631	(3)	(2)
Robert K. Gifford	45,508	(3)	(2)
Roop K. Lakkaraju	88,249		(2)
Kenneth T. Lamneck	62,799	(3)	(2)
Jeffrey S. McCreary	55,062	(3)	(2)
David A. Moezidis	—		(2)
David W. Scheible	76,164	(3)	(2)
Rhonda R. Turner	28,791		(2)
Lynn A. Wentworth	17,853	(3)	(2)
Directors and current executive officers as a group (17 persons)(10)	748,555	(4)	2.1%
BlackRock Inc.	6,505,331	(5)(6)	18.0%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	4,685,488	(5)(7)	13.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Franklin Mutual Advisers, LLC	2,350,713	(5)(8)	6.5%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors LP	2,996,161	(5)(9)	8.3%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)
Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares listed, subject to community property laws.
(2)
Less than 1%.
(3)
Includes 7,073 shares to be acquired upon the vesting of RSUs within 60 days of April 5, 2024.
(4)
Includes 56,584 shares to be acquired upon the vesting of RSUs within 60 days of April 5, 2024.
(5)
Based solely on information filed with the SEC.
(6)
According to a January 19, 2024 Schedule 13G/A filing: (i) BlackRock Inc. has sole power to vote or direct the vote of 6,397,661 shares and sole power to dispose or direct the disposition of 6,505,331 shares and (ii) holds such shares in its capacity as a parent holding company or control person. The Schedule 13G/A discloses that iShares Core S&P Small-Cap ETF has an interest that is more than five percent of the total outstanding Common Shares.
(7)
According to a February 13, 2024 Schedule 13G/A filing: (i) The Vanguard Group has sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 24,432 shares, shared power to dispose or direct the disposition of 59,768 shares and sole power to dispose or direct the disposition of 4,685,488 shares and (ii) holds such shares in its capacity as investment advisor.
(8)
According to a January 30, 2024 Schedule 13G/A filing: (i) Franklin Mutual Advisers, LLC has sole power to vote or direct the vote 2,212,113 shares and sole power to dispose or direct the disposition of 2,350,713 shares and (ii) holds such shares in its capacity as investment advisor.

46 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(9)
According to a February 9, 2024 Schedule 13G/A filing: (i) Dimensional Fund Advisors LP has sole power to vote or direct the vote of 2,953,902 shares and sole power to dispose or direct the disposition of 2,996,161 shares and (ii) holds such shares in its capacity as investment advisor.
(10)
Includes directors, nominees and current executive officers.

47 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee determined that the appointment of KPMG is in the best interest of the Company and its shareholders and has appointed KPMG as the independent public accounting firm of the Company for the year ending December 31, 2024. Shareholders will be asked to ratify the appointment of KPMG at the Meeting. Ratification will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. The current engagement partner began his services on the Company’s account in March 2020. Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

✓	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of the independent public accounting firm.

48 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, as well as the design and maintenance of systems of internal accounting and financial controls. The Audit Committee is responsible for providing independent, objective oversight of management’s conduct of the reporting process and the accounting and control systems. The committee operates under a written charter approved by the Board and met 10 times during 2023. The committee’s meetings are designed to facilitate and encourage communication between members of the committee and management, private communication between committee members and the Company’s internal auditors, and between committee members and the Company’s independent registered public accounting firm, KPMG. The committee has oversight of compliance with legal and regulatory requirements and ethical standards, and evaluates the qualifications and independence of the Company’s outside advisors. The Committee also receives quarterly cybersecurity updates from the Company’s Chief Information Officer and Chief Information Security Officer.

The Audit Committee has sole authority for the selection and retention of the Company’s independent accountants. The independent accountants’ appointment is presented annually to shareholders for ratification. For 2024, the committee determined that it would be in the best interest of the Company and shareholders to again appoint KPMG as the independent accountants. KPMG has served as our independent auditor since 1986. The independent accountants are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG to review and discuss the 2023 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the committee received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the committee concerning independence, and the committee reviewed and discussed with KPMG the firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the foregoing reviews and discussions, the committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent accountants. Under the policy, in addition to the annual audit engagement terms and fees, the committee pre-approves specific types of audit, audit-related, tax, and non-audit services to be performed by the independent accountants throughout the year, as well as fee ranges for each specific service, based on the committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the committee specifically approves the provision of such services for a different period. The policy permits the committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be ratified by the committee at its next meeting.

The following table presents fees for professional services provided by KPMG for 2023 and 2022, 100% of which were pre-approved by the Audit Committee pursuant to its pre-approval policy.

	2023	2022
Audit fees(1)	$1,952,000	$1,775,000
Audit-related fees(2)	12,000	10,000
Tax fees(3)	430,000	410,000
All other fees(4)	15,000	15,000
Total fees	$2,409,000	$2,210,000

(1)
Includes fees billed for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2023 and 2022, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q in 2023 and 2022, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally, and services rendered by KPMG related to regulatory filings with the SEC. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 3% of the total fees for 2023.
(2)
Includes fees billed for professional services rendered by KPMG for certain compliance-related services.
(3)
Includes fees billed for professional services rendered by KPMG in connection with domestic and international income tax planning, compliance, and tax audits.
(4)
Includes fees billed by KPMG for the use of an executive education learning platform and courses.

49 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee has considered whether the services provided by KPMG as they related to other non-audit services are compatible with maintaining the firm’s independence. The committee has determined that provision of those services is compatible with maintaining the independence of KPMG as the Company’s registered public accounting firm.

Respectfully submitted,

Audit Committee

Lynn A. Wentworth, Chair

Douglas M. Britt

Ramesh Gopalakrishnan

Kenneth T. Lamneck

50 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. The Company has retained Mediant to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees, and no additional compensation will be paid to such individuals. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER

PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2025 annual meeting of shareholders, such proposals must be received at the Company’s principal executive offices no later than December 12, 2024. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2025 annual meeting of shareholders must deliver written notice of the proposal at the Company’s principal executive offices no later than February 10, 2025, pursuant to Article 2, Section 12 of the Bylaws.

The Bylaws provide that shareholders who wish to nominate qualified candidates for election to the Board at the Company’s 2025 annual meeting of shareholders must deliver written notice of the nomination at the Company’s principal executive offices no later than February 10, 2025, pursuant to Article 2, Section 12 of the Bylaws and in accordance with the requirements set forth in Article 3, Section 8 of the Bylaws.

In addition to satisfying the deadline in the advance notice provisions of the Bylaws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the Company notice that sets forth the information required by Rule 14a-19 under the Exchange Act postmarked to the Company at its corporate headquarters, or transmitted electronically at investor.relations@bench.com, no later than March 22, 2025 to comply with the SEC’s universal proxy rules.

Please refer to the advance notice provisions of the Bylaws for additional information and requirements regarding shareholder nominations or other shareholder proposals. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

51 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288. The Annual Report on Form 10-K is also available on our website at www.bench.com

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

Intermediaries and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your intermediary or other holder of record, or you may contact the Corporate Secretary to make such request at Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85288, or by telephone at (623) 300-7000. However, please note that if you received a Notice and want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice that was sent to you.

You are cordially invited to attend the Meeting. Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions in the Notice or the proxy card or (b) by signing, dating and returning the proxy card. A prompt response will be greatly appreciated.

By order of the Board of Directors,

/s/ Stephen J. Beaver
Stephen J. Beaver
Secretary

52 Benchmark. Benchmark Electronics, Inc. • 2024 Proxy Statement

Benchmark. When It Matters® Corporate Headquarters Benchmark Electronics, Inc. 56 S Rockford Dr. Tempe, AZ 85288 USA 833-BENCH-00 (833.236.240) info@bench.com www.bench.com

Benchmark. P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BHE • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-206-5293 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Benchmark Electronics, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 5, 2024 DATE: Wednesday, May 22, 2024 TIME: 8:00 AM, Local Time PLACE: 56 South Rockford Drive Tempe, AZ 85288 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey W. Benck, Stephen J. Beaver, Roop K. Lakkaraju (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Benchmark Electronics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Benchmark Electronics, Inc. Annual Meeting of Stockholders Please make your marks like this: ☒ THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect nine directors to serve on the Board of Directors until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified; FOR AGAINST ABSTAI 1.01 David W. Scheible 1.02 Douglas M. Britt 1.03 Anne De Greef-Safft 1.04 Robert K. Gifford 1.05 Ramesh Gopalakrishna 1.06 Kenneth T. Lamneck 1.07 Jeffrey S. McCreary 1.08 Lynn A. Wentworth 1.09 Jeffrey W. Benck FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR AGAINST ABSTAIN 2. To provide an advisory vote on the compensation of the Company's named executive officers. 3. To ratify the appointment of KPMG LLP as the Company's independent registeredpublic accounting firm for the year ending December 31, 2024. 4. Such other business as may properly come before the meeting or any adjournment thereof. FOR FOR Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date